Exhibit 10.14

VIANT TECHNOLOGY EQUITY PLAN LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF March 14, 2017

Units representing limited liability company membership interests of Viant Technology Equity Plan LLC have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under the securities laws of any state or foreign jurisdiction. The Units are subject to restrictions on transferability and resale, and may not be transferred, sold, pledged, hypothecated or assigned except in compliance with the Securities Act and the applicable state or foreign securities laws, pursuant to registration thereunder or exemption therefrom. In addition, transfer or other disposition of Units is further restricted as provided in this Limited Liability Company Agreement. Accordingly, the Units acquired or issued under this Limited Liability Company Agreement are for investment only. Unit holders are advised that they will be required to bear the financial risks of their investment for an indefinite period of time.

VIANT TECHNOLOGY EQUITY PLAN LLC

ARTICLE I. THE PLAN		1

1.1	Formation	1
1.2	Name	1
1.3	Purpose; Powers	1
1.4	Principal Place of Business	2
1.5	Registered Office; Agent for Service of Process	2
1.6	Qualification in Other Jurisdictions	2
1.7	Term	2
1.8	Title to Property	2
1.9	Payments of Individual Obligations	2
1.10	Independent Activities; Transactions With Affiliates	2
1.11	Definitions	2

ARTICLE II. CAPITALIZATION AND UNITS		15

2.1	Authorized Units	15
2.2	Issuance	15
2.3	Vesting and Forfeiture	17

ARTICLE III. MEMBERS		17

3.1	Joinder	17
3.2	Limited Liability	18
3.3	Meeting of Members	18
3.4	Members Have No Managerial Authority	18
3.5	Voting Rights	18
3.6	Required Member Consents	18
3.7	Withdrawal	19
3.8	Member Compensation	19
3.9	Partition	19
3.10	Transactions Between a Member and the Plan	19
3.11	Other Instruments	20

ARTICLE IV. MANAGEMENT		20

4.1	Managers; Board of Managers	20
4.2	Powers of Board of Managers	21
4.3	Meetings of Board of Managers	22
4.4	Duties and Obligations of the Board of Managers	23

ARTICLE V. ALLOCATIONS		24

5.1	Capital Account	24
5.2	Allocations	25
5.3	Special Allocations	25

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5.4	Loss Limitation	27
5.5	Other Allocation Rules	27
5.6	Tax Allocations; Code Section 704(c)	27
5.7	No Restoration of Negative Capital Accounts	28

ARTICLE VI. DISTRIBUTIONS		28

6.1	Distributions	28
6.2	Distribution of Transaction Proceeds	28
6.3	Amounts Withheld	29
6.4	Tax Distributions	29
6.5	Timing	30
6.6	Limitation on Distributions	30

ARTICLE VII. MEMBER REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1	Member Representations and Warranties	30
7.2	Member Covenants Regarding Viant	31
7.3	Remedy; Specific Relief	33

ARTICLE VIII. ACCOUNTING, BOOKS AND RECORDS		33

8.1	Information Rights	33
8.2	Books and Records	33
8.3	Tax Matters	33

ARTICLE IX. FORFEITURES AND TRANSFERS		34

9.1	Forfeiture of Unvested Units	34
9.2	Right to Call Units; Repurchase of Units	35
9.3	Limitations on Right to Transfer	35
9.4	Permitted Transfers	36
9.5	Involuntary Transfers	36
9.6	Right of Repurchases	36
9.7	Additional Representations	38
9.8	Distributions and Allocations in Respect of Transferred Units	38
9.9	Tag-Along Rights	38
9.10	Drag-Along Rights	40

ARTICLE X. DISSOLUTION AND WINDING UP		41

10.1	Dissolution	41
10.2	Winding Up	41
10.3	Notice of Dissolution	42
10.4	Rights of Members	42
10.5	Termination	42

ARTICLE XI. POWER OF ATTORNEY		43

11.1	Manager as Attorneys-In-Fact	43
11.2	Nature of Special Power	43

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ARTICLE XII. EXCULPATION AND INDEMNIFICATION		43

12.1	Exculpation	43
12.2	Indemnification	44
12.3	Notice and Defense	44
12.4	Other Indemnification Rights	44
12.5	Third Party Rights	44

ARTICLE XIII. MISCELLANEOUS		44

13.1	Notices	44
13.2	Binding Effect	45
13.3	Amendments	45
13.4	Headings	46
13.5	Severability	46
13.6	Governing Law; Submission to Jurisdiction	46
13.7	Dispute Resolution	46
13.8	Counterpart Execution	47
13.9	Specific Performance	47

Schedule A	—	Certain Provisions
Exhibit 1	—	Form Joinder Agreement

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VIANT TECHNOLOGY EQUITY PLAN LLC

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT of Viant Technology Equity Plan LLC, a limited liability company organized pursuant to the Act (the “Plan”), is entered into as of March 14, 2017, by and among the Plan and the individuals party hereto.

PRELIMINARY STATEMENT

WHEREAS, the Plan desires to allow certain individuals, including employees and service providers of Viant Technology LLC (“Viant”), that provide services to or for the benefit of the Plan, to participate in its profits and growth by issuing profits interests to such individuals in the Plan;

WHEREAS, from time to time Viant may issue to the Plan profits interests in Viant for services provided to or for the benefit of Viant;

WHEREAS, the Board of Managers desires to provide for the operation of the Plan and to set out fully the rights and obligations of the Members.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1    Formation. The Plan was formed as a limited liability company by the execution, delivery and filing of the Certificate under the Act. The Board of Managers shall take any and all actions reasonably necessary to perfect and maintain the status of the Plan as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments, and publications as may be required by law.

1.2    Name. The name of the Plan is “Viant Technology Equity Plan LLC” and all business of the Plan shall be conducted in such name. No value is to be placed upon the Plan’s name or the goodwill attached to it for the purpose of determining the value of any Member’s Capital Account.

1.3    Purpose; Powers. The Plan has been formed solely to facilitate the allocation of the benefits and burdens of the Viant Interests owned by the Plan (the “Business”). The Plan shall have the authority to engage in any activity permitted by the Act and shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, in each case solely to the extent that such activity powers and privileges are consistent with the conduct, promotion or attainment of the Business.

1.4    Principal Place of Business. The principal place of business of the Plan shall be 225 Liberty Street, New York, NY. The Board of Managers may change the principal place of business of the Plan to any other place within or without the State of Delaware.

1.5    Registered Office; Agent for Service of Process. The registered office of the Plan in the State of Delaware is located at The Corporation Trust Company, Corporation Trust Center 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered agent of the Plan for service of process at such address is The Corporation Trust Company or any successor as appointed by the Board of Managers in accordance with the Act.

1.6    Qualification in Other Jurisdictions. The Board of Managers shall cause the Plan to be qualified, formed or registered (under an assumed or fictitious name if necessary) in any jurisdiction in which the Plan transacts business or in which such qualification, formation or registration is required. The Board of Managers is authorized to qualify the Plan to do business as a limited liability company in any jurisdiction where it deems it necessary, appropriate or advisable from time to time.

1.7    Term. The term of the Plan commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Plan and the Business is completed following a Dissolution as provided in Article X hereof.

1.8    Title to Property. All Property owned by the Plan is owned by the Plan as an entity and no Member shall have any ownership interest in such Property in its/his/her individual name. Each Member’s interest in the Plan shall be personal property for all purposes. At all times after the Effective Date, the Plan shall hold title to all of its Property in the name of the Plan and not in the name of any Member.

1.9    Payments of Individual Obligations. No asset of the Plan shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member, except as otherwise required by the principal debt agreements of Viant, its parent and their respective Affiliates in place from time to time.

1.10    Independent Activities; Transactions With Affiliates.

(a)    Each Manager shall be required to devote such time to the affairs of the Plan as may be necessary to manage and operate the Plan, and shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate in his or her discretion.

(b)    To the extent permitted by applicable law and subject to the provisions of this Agreement, the Board of Managers is hereby authorized to cause the Plan to purchase Property from, sell Property to, or otherwise deal with any Member or Manager, acting on its own behalf, or any Affiliate of any Member or Manager.

1.11    Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Delaware Code Section 18-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Member” has the meaning set forth in Section 2.2(a) hereof.

“Adelphic Merger Agreement” means that certain Agreement and Plan of Merger dated as of January 23, 2017, by and among Holding, Apollo Merger Sub Inc., Adelphic, Inc., the securityholders who are parties thereto or who become parties thereto, and Shareholder Representative Services LLC, solely in its capacity as representative of the securityholders.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)    Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account any changes during such year in Plan Minimum Gain and Member Nonrecourse Debt Minimum Gain, and

(ii)    Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted OIBDA Multiple Value” of the Units being sold shall be determined by (a) multiplying the Viant Adjusted OIBDA for the twelve (12)-month period ending immediately prior to the determination date by the greater of (i) 8.5 and (ii) the sum of 4.5 plus one-half of the Average Time Inc. Adjusted OIBDA Multiple, (b) subtracting the Viant Net Debt, and (c) assuming a distribution first in accordance with the provisions of Section 4.1 of the Viant Operating Agreement and then in accordance with the provisions of Section 6.2 of this Agreement, except that such calculation shall be subject to the Time Liquidation Preference Election.

“Affiliate” means, with respect to any Person (a) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (b) any director, general partner, managing member or trustee of such Person, or (c) any Person who is a director, general partner, managing member or trustee of any Person described in clauses (a) or (b) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partner, or individuals exercising similar authority with respect to such Person.

“Agreement” means this Limited Liability Company Agreement of Viant Technology Equity Plan LLC, including all Schedules and Exhibits attached hereto, as amended from time to time.

“Allocation Year” means (a) any twelve (12) month period commencing on January 1 and ending on December 31, or (b) any portion of the period described in clause (a) for which the Plan is required to allocate Profits, Losses, and other items of Plan income, gain, loss, or deduction pursuant to Article V hereof.

“Assumed Tax Rate” means the highest effective marginal statutory tax rate for an Allocation Year prescribed for the relevant Member as established by the government authorities of the United States and the states and municipalities applicable to the Member based on the Member’s address for Notice set forth in Section 13.1 and the character of the income of the Plan for such Allocation Year (e.g., ordinary income, dividends, or capital gain).

“Arbitrator” has the meaning set forth in Section 13.7 hereof.

“Available Cash” means, in respect of any fiscal year of the Plan, the amount determined by the Board of Managers to be available for distribution to the Members in respect of such fiscal year after taking into account all current assets of the Plan and the amount necessary to satisfy all current liabilities of the Plan to invest in and maintain the Business and to conduct the Business for the foreseeable future.

“Average Time Inc. Adjusted OIBDA Multiple” shall be a quotient, (a) the numerator of which shall be the sum of (i) a quotient, the numerator of which shall be the sum of the aggregate market value of all outstanding common shares of Time Inc. based on the closing sale price of a share of Time Inc. common stock as reported by the national securities exchange on which the Time Inc. common shares are then traded for each of the trading days within the ninety (90) day period ending immediately prior to the date of determination and, the denominator of which shall be the number of trading days within such ninety (90) day period, and (ii) Time Inc. Net Debt, and (B) the denominator of which shall be Time Inc. Adjusted OIBDA; provided, however, that if Time Inc.’s common stock is no longer independently traded on a national securities exchange at the date of determination, then the sum to be determined in subsection (a)(ii) of the definition of Adjusted OIBDA Multiple Value shall be deemed to be equal to nine (9).

“Board of Managers” has the meaning set forth in Section 4.1(a) hereof.

“Business” has the meaning set forth in Section 1.3.

“Buyer” has the meaning set forth in Section 9.6(b).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a)    To each Member’s Capital Account there shall be credited (i) that number and series of Viant Interests corresponding with the Units granted under the Member’s Grant Agreement at the time of such grant; (ii) such Member’s Capital Contributions, (iii) such

Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated, and (iv) the amount of any Plan liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(b)    To each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated, and (iii) the amount of any liabilities of such Member assumed by the Plan or that are secured by any Property contributed by such Member to the Plan;

(c)    In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d)    In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board of Managers shall determine that it is prudent for tax related purposes based upon advice of the Plan’s tax advisors to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Plan or any Members), the Board of Managers may make such modification; provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article X hereof upon the dissolution of the Plan. The Board of Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Plan’s balance sheet, as computed for book purposes, in accordance with Regulation Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Plan with respect to the Units in the Plan held or purchased by such Member, including Additional Capital Contributions.

“Capital Transaction” means the proceeds of a transaction distributable to any of the Members that are taxable as a capital gain pursuant to Code Section 1(h).

“Cause” with respect to a Member means “cause” as defined in an employment or service agreement between such Member and Viant (or an Affiliate), or in the absence of such an employment agreement, “cause” means (a) such Member’s (i) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful failure or refusal without proper cause to perform his or her duties with Viant in all material respects (other than any such failure resulting from such Member’s Permanent Incapacity); provided that such written notice of such Member’s willful failure or refusal to perform shall have been delivered by Viant to such Member within ninety (90) days after the occurrence of such willful failure or refusal to perform, (iii) misappropriation, embezzlement or reckless or willful destruction of the property of Viant or its Affiliates, (iv) breach of any statutory, common law or contractual duty of loyalty owed by such Member to Viant or its Affiliates under this Agreement or by operation of contract or law, (v) intentional and improper conduct materially prejudicial to the business of Viant or any of its Affiliates, or (b) such Member has breached any of the covenants provided for in Section 7.2 of this Agreement.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Plan, as originally executed and amended, modified, supplemented, or restated from time to time, as the context requires.

“Class Action Waiver” has the meaning set forth in Section 13.7(b) hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means all information regarding the confidential affairs of Viant or any Subsidiary of Viant, including information about its financial condition, costs, profits, markets, sales, products, key personnel, operational methods, technology and technical processes, software, developments, inventions, processes, formulas, designs, engineering, hardware configuration information, plans for future development and other business affairs and editorial matters not readily available to the public.

“Consolidated” and “Consolidating”, when used with reference to any term, mean that term as applied to the accounts of a specified Person and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, Consolidated (or combined) or Consolidating (or combining), as the case may be, in accordance with GAAP.

“Costs” has the meaning set forth in Section 12.1 hereof.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Dissolution Event” shall mean the dissolution of Viant.

“Divorced Member” has the meaning set forth in Section 9.6(a) hereof.

“Divorced Spouse” has the meaning set forth in Section 9.6(a) hereof.

“Drag-Along Notice” has the meaning set forth in Section 9.10 hereof.

“Effective Date” means March 14, 2017.

“Eligible Member” means a natural person who performs services for Viant or a Viant Affiliate as an officer, director, employee, manager, or consultant identified by the Board of Managers as an individual to be issued a Grant Agreement offering him or her the opportunity to become a Member.

“Estimated Tax Period” means a calendar period commencing on January 1 of each year and ending on March 31, June 30, September 30, and December 31 of such year.

“Fair Market Value” means the fair market value of the Units as determined by a nationally recognized investment banking, accounting or valuation firm selected solely by Holding in each case that (i) does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in Time Inc. or any of its Affiliates, (ii) has not been, and, at the time it is called upon to serve as an appraiser under this Agreement, is not (and none of whose directors, officers, employees or Affiliates is) a promoter, director or officer of Time Inc. or any of its Affiliates, and (iii) has not been actively engaged for valuation purposes by Time Inc. or any of its Affiliates (or its or their board of directors, management committee or other governing body, as the case may be, or any committee thereof) within the preceding twelve (12) months (other than in connection with a valuation performed pursuant to this Agreement or a Put/Call Agreement by and among Holding and any other member of Viant) (the “Holding Appraiser”). In determining the Fair Market Value of the Units being sold, the Holding Appraiser shall value Viant and its Subsidiaries on a consolidated basis and as a going-concern as if Viant’s equity units were then trading in the United States on a major exchange, treating Viant as widely traded with a significant public float but after reducing such purchase price to give effect to any Company Net Debt, in an arm’s-length transaction between a willing (but not distressed) seller and a willing and able buyer, but excluding any discount for any minority interest, lack of marketability of the equity, or restrictions on transfer of the equity imposed by the Viant Operating Agreement or this Agreement. For the avoidance of doubt, (i) pursuant to the current ownership structure of the Xumo business, any income or loss related to the Xumo business shall not be included in any calculation of Fair Market Value and (ii) if any action(s) that would otherwise require the consent of one or both Executives under Section 1(a), clauses (viii) or (ix) of the Members’ Rights Agreement are taken without the consent of such Executive(s), then any value, negative or positive, ascribed to an acquisition (whether pursuant to a merger, consolidation, purchase of assets or otherwise) that would otherwise be covered by clause (viii) of the Members’ Rights Agreement or a new line of business that would otherwise be covered by clause (ix) of the Members’ Rights Agreement, as the case may be, shall not be included in any calculation of Fair Market Value. The cost of the Holding Appraiser and the related transaction expenses shall be borne by Viant.

“Forfeiture Period” means the period beginning on the date hereof and ending on February 26, 2021.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Grant Agreement(s)” has the meaning specified in Section 2.2(a).

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)    The initial Gross Asset Value of any asset contributed by a Member to the Plan shall be the gross fair market value of such asset, as reasonably determined in good faith by the Board of Managers at the time of contribution;

(b)    The Gross Asset Values of all Plan assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined in good faith by the Board of Managers, as of the following times: (i) the acquisition of any additional interest in the Plan by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Plan to a Member of more than a de minimis amount of Property; (iii) the liquidation of the Plan within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the grant of an interest in the Plan (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Plan, Viant or an Affiliate by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of becoming a Member; and (v) as provided in Regulation Section 1.704-1(b)(2)(iv)(s) in connection with the exercise of a non-compensatory option (as defined in Regulation Section 1.721-2(f)); provided that an adjustment described in clauses (i), (ii), and (iv) of this paragraph shall be made only if the Board of Managers reasonably determines in good faith that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Plan;

(iii)    The Gross Asset Values of Plan assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulation Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses” or Section 5.4 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iii) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iii).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iii), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Holding” means Viant Technology Holding Inc., a Delaware corporation.

“Indemnifiable Liability” has the meaning set forth in Section 12.1 hereof.

“Indemnifiable Party” has the meaning set forth in Section 12.1 hereof.

“Issuance Items” has the meaning set forth in Section 5.3(g) hereof.

“Involuntary Transfer” means, with respect to a Member (a) the filing of a voluntary petition under the bankruptcy laws applicable to the Member or a petition for the appointment of a receiver or any assignment for the benefit of creditors, (b) being subject to any involuntary petition or assignment or attachment or other legal or equitable Lien or security interest with respect to any of its Plan Interests and such involuntary petition or assignment or attachment is not discharged within thirty (30) days after its effective date, or (c) a Transfer of any of its Plan Interests pursuant to a court order or decree or by operation of law (including pursuant to a divorce decree) except to the extent the Transfer is otherwise a Permitted Transfer.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Management Reallocation Units” has the meaning set forth in Section 4.2(b) hereof.

“Manager” means any of the Persons appointed by the Members to serve on the Board of Managers and “Managers” means all of such individuals.

“Member” means a member of the Plan and includes the Persons party to this Agreement on the date hereof and each other Person who becomes a party to this Agreement by the delivery of a duly executed joinder in the form attached to this Agreement as Exhibit 1 to this Agreement (or such other updated form adopted by the Board of Managers from time to time), in each case who has not ceased to be a Member. “Members” means all such Persons.

“Member’s Estimated Tax Liability” means with respect to each member and each Estimated Tax Period, the product of (a) the excess of (i) any net taxable income of the Plan (other than taxable income attributable to a sale of all or substantially all of the assets of the Plan) allocated to such Member pursuant to Section 6.4 for such Estimated Tax Period over (ii) any net taxable loss (other than net capital losses) previously allocated to such Member pursuant to Section 6.4 that has not previously been taken into account to reduce such Member’s Tax Distributions, and (b) the Assumed Tax Rate. For purposes of calculating a Member’s Estimated Tax Liability, net taxable income and net taxable loss of the Plan shall be determined without regard to any items of income or loss attributable to any special basis adjustment.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the same meaning as the term “partner nonrecourse debt minimum gain” in Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulation Sections 1.704-2(i)(1).

“Members’ Rights Agreement” means that certain Members’ Rights Agreement dated as of October 4, 2016, by and among Viant, Tim Vanderhook, Chris Vanderhook and Holding, as amended.

“Nonrecourse Deductions” has the meaning set forth in Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 4.5 hereof.

“Partnership Representative” has the meaning set forth in Section 8.3(b) hereof.

“Percentage Interest” means, with respect to any Member as of any date, the result obtained by dividing (a) the number of Vested Units and Unvested Units held by such Member on such date by (b) the aggregate number of Vested Units and Unvested Units held by all Members on such date.

“Permanent Incapacity” means, with respect to any Member, the inability to perform the material services of his or her position or engagement for Viant, which in the case of a Member employed by Viant or an Affiliate continues for a period aggregating six (6) months in any twelve (12) month period or otherwise qualifies the Member for long-term disability benefits under long-term disability coverage offered by the Member’s employer.

“Permitted Transfer” has the meaning set forth in Section 9.4 hereof.

“Permitted Transferee” has the meaning set forth in Section 9.4 hereof.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Plan” has the meaning set forth in the Preamble.

“Plan Interest” means a Member’s entire interest in the Plan, which includes such Member’s Units as well as such Member’s Capital Account and other rights under this Agreement and the Act.

“Plan Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Portfolio Companies” means one or more entities formed by Viant in furtherance of Viant’s business, including, without limitation, all Subsidiaries of Viant; provided that the Xumo business (and entities that hold an equity interest in the Xumo business) shall not be deemed to be Portfolio Companies.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Plan’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)    Any income of the Plan that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be taken into consideration in computing such taxable income or loss;

(ii)    Any expenditures of the Plan described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be taken into consideration in computing such taxable income or loss;

(iii)    In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)    Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation; and

(vi)    To the extent an adjustment to the adjusted tax basis of any Property pursuant to Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Plan, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases such basis) from the disposition of such Property and shall be taken into account for purposes of computing Profits or Losses.

The amounts of the items of Plan income, gain, loss, or deduction available to be specially allocated shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all interests, properties, whether real or personal, and rights of any type owned or held by the Plan, whether owned or held by the Plan at the date of its formation or thereafter acquired.

“Put/Call Agreements” means, as the context requires, either or both of the following: (a) the Put/Call Agreement, dated as of October 4, 2016, by and among Viant, Chris Vanderhook, Holding, and Time Inc., and (b) the Put/Call Agreement, dated as of October 4, 2016, by and among Viant, Tim Vanderhook, Holding, and Time Inc.

“Reallocation Event” has the meaning set forth in Section 4.2(b) hereof.

“Regulation” refers to a tax regulation (including temporary regulations) promulgated under the Code, as such regulations are amended from time to time, and “Regulations” refers to such the tax regulations generally.

“Regulatory Allocations” has the meaning set forth in Section 5.3(h) hereof.

“Repurchase Date” has the meaning set forth in Section 9.6(b) hereof.

“Repurchase Notice” has the meaning set forth in Section 9.6(b) hereof.

“Repurchased Units” has the meaning set forth in Section 9.6(c) hereof.

“Restricted Business” means, with respect to the obligations of a Member under Article VII, the Viant Business; provided, however, that if a Member shall have incurred a separation from service, Restricted Business means the Viant Business on the date of such separation from service.

“Safe Harbor” has the meaning set forth in Section 2.2(b) hereof.

“Seller” has the meaning set forth in Section 9.6(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association, or other entity in which such Person owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Substitute Member” has the meaning set forth in Section 9.3 hereof.

“Tag-Along Notice” means a tag-along notice issued pursuant to: (a) Section 10.4 of the Viant Operating Agreement applicable to Viant Interests held by the Plan; or (b) Section 5 of the Unit Restriction Agreement.

“Target Capital Account” means the Capital Account of a Member as of the end of each Allocation Year, increased by any amount that such Member is obligated to restore under this Agreement, or is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and (i)(5).

“Tax Matters Member” has the meaning set forth in Section 8.3(b) hereof.

“Time Inc. Adjusted OIBDA” means the Adjusted OIBDA of Time Inc. and its consolidated subsidiaries publicly announced by Time Inc. in respect of the preceding four (4) fiscal quarters ending on the last day of the most recently ended fiscal quarter.

“Time Inc. Net Debt” means (a) all outstanding indebtedness for borrowed money of Time Inc. and its Subsidiaries on a consolidated basis (other than Viant), including, without limitation, (i) leases required to be accounted for as capital leases under GAAP, (ii) any letters of credit, (iii) any liabilities under any contract pursuant to which Time Inc. or its Affiliates (other than Viant) guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness for borrowed money of any other Person, (iv) minority interests (excluding interests in Viant held by members of Viant other than Holding and its Affiliates) and (v) any other debt-like instruments, minus (b) all cash and cash equivalents of Time Inc. and its Subsidiaries on a consolidated basis (other than Viant), excluding the minimum amount of cash that is required to be distributed to the members of Viant pursuant to the Viant Operating Agreement in respect of the preceding four (4) fiscal quarters ending on the last day of the most recently ended fiscal quarter.

“Time Liquidation Preference Election” means the option of Holding, after the Adjusted OIBDA Multiple Value and Fair Market Value have otherwise been finally and conclusively determined, to elect either (a) that the amount of the Viant Liquidation Preference be included as indebtedness for borrowed money in the calculation of Viant Net Debt or (B) that the Viant Preferred Units be treated on an as converted basis (solely for purposes of the calculations set forth in this Agreement and without requiring the actual conversion of any Preferred Units) and such Viant Liquidation Preference not be paid or included as indebtedness in the calculation of Viant Net Det. Any such election shall be made by Holding within five (5) Business Days of its receipt of the otherwise final and conclusive Adjusted OIBDA Multiple Value and Fair Market Value.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, exchange, gift, lease, pledge or hypothecation, or other disposition whether direct or indirect, voluntary or involuntary, by operation of law or otherwise and, as a verb, to directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, transfer, sell, assign, exchange, give, lease, pledge or hypothecate, or otherwise dispose of.

“Units” or “Unit” means a unit of ownership interest in the Plan including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. The Units of each Member shall be set forth in the books and records of the Plan.

“Unit Restriction Agreement” means the Unit Restriction Agreement, dated as of the date hereof, by and among Viant, the Plan and Holding.

“Unrealized Gain” means the excess, if any of the fair market value of Property as of the date of determination over its then current Gross Asset Value as of the date of determination (as reasonably determined by the Board of Managers in good faith).

“Unrealized Loss” means the excess, if any, of the current Gross Asset Value of Property as of the date of determination over the fair market value of Property as of the date of determination (as reasonably determined by the Board of Managers in good faith).

“Unvested Units” has the meaning specified in Section 2.3(a).

“Vested Percentage Interest” has the meaning specified in Section 2.3(c).

“Vested Units” has the meaning specified in Section 2.3(a).

“VH Control Conditions” has the meaning specified in Section 9.9(a).

“Viant” has the meaning set forth in the first “WHEREAS” clause.

“Viant Adjusted OIBDA” for any calculation period, means the operating income of Viant and its Subsidiaries on a consolidated basis, excluding depreciation and amortization of intangible assets for such period, adjusted for impairments of goodwill, intangibles, fixed assets and investments, restructuring and severance costs, gains and losses on operating assets, pension plan settlements and/or curtailments, and other costs related to mergers, acquisitions, investments and dispositions, all as determined in accordance with Time Inc.’s practices and policies in effect from time to time (provided, however, that Viant Adjusted OIBDA shall exclude costs related to the allocation of forty percent (40%) of the units in Viant to certain members of the current management team of Viant (including to the Members through the Plan)); and, provided, further, however, that the expense related to the award of Time Inc. common equity to management of Viant shall be included in Viant Adjusted OIBDA). For the avoidance of doubt, (i) pursuant to the current ownership structure of the Xumo business, any income or loss related to the Xumo business shall not be included in any calculation of Viant Adjusted OIBDA and (ii) if any action(s) that would otherwise require the consent of Chris Vanderhook and/or Tim Vanderhook (collectively, the “Executives”) under Section 1(a), clauses (viii) or (ix) of the Members’ Rights Agreement are taken without the consent of such Executive(s), then any Viant Adjusted OIBDA, negative or positive, generated by an acquisition (whether pursuant to a merger, consolidation, purchase of assets or otherwise) that would otherwise be covered by clause (viii) of the Members’ Rights Agreement or a new line of business that would otherwise be covered by clause (ix) of the Members’ Rights Agreement, as the case may be, shall not be included in calculating Viant Adjusted OIBDA.

“Viant Business” means the offering of digital advertising solutions, including, without limitation, (a) advertising and/or data products that enable audience targeting and (b) advertising and/or analytics platforms that enhance or measure advertising performance.

“Viant Common Unit” means a means a unit held in Viant that represents a membership interest in Viant designated as a “Common Interest” on Schedule A of the Viant Operating Agreement.

“Viant Interest” means a Viant Common Unit that qualifies as a profits interest on the date transferred to the Plan and allocated to the Capital Account of a Member as of the date the Viant Interest is transferred to the Plan.

“Viant Liquidation Preference” means the liquidation preference of the Viant Preferred Units which shall be equal to (a) two (2) times the “Capital Contributions” (as such term is defined in the Viant Operating Agreement) with respect to such Viant Preferred Units, and which Viant Liquidation Preference as of the date hereof equals $90,000,000 plus (b) the Merger Consideration (as defined in the Adelphic Merger Agreement), including, without limitation, any adjustments to such Merger Consideration made pursuant to the Adelphic Merger Agreement; provided, however, that for purposes of this Agreement, the Merger Consideration shall only be adjusted to the extent any Overage or Shortfall (each as defined in the Adelphic Merger Agreement) is received or paid, as the case may be, by Holding or any other Affiliate of Time Inc. other than Viant and its Subsidiaries.

“Viant Net Debt” means (a) all outstanding indebtedness for borrowed money of Viant and its Subsidiaries on a consolidated basis, including, without limitation, (i) any indebtedness outstanding to Time Inc. (or its Affiliates), (ii) leases required to be accounted for as capital leases under GAAP, (iii) any letters of credit, (iv) any liabilities under any contract pursuant to which Viant guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness for borrowed money of any other Person, (v) minority interests (excluding interests in Viant held by members of Viant other than Holding and its Affiliates), (vi) any other debt-like instruments, and (vii) the Viant Liquidation Preference deemed outstanding pursuant to the Time Liquidation Preference Election, minus (b) all cash and cash equivalents of Viant, excluding the minimum amount of cash that is required to be distributed to the members of Viant pursuant to the Viant Operating Agreement in respect of the twelve (12)-month period ending immediately prior to the applicable determination date and as adjusted to eliminate cash generated from, or to add back cash used in, the operations of an Unapproved Adelphic Business (as defined below). For purposes of the foregoing, an “Unapproved Adelphic Business” means an acquisition (whether pursuant to a merger, consolidation, purchase of assets or otherwise) or a new line of business, in each case entered into without the consent of the Executive(s) as contemplated by the Members’ Rights Agreement.

“Viant Operating Agreement” means the Limited Liability Company Agreement of Viant, dated as of October 4, 2016, as amended from time to time.

“Viant Preferred Unit” means a unit held in Viant that represents a membership interest in Viant designated as a “Preferred Interest” on Schedule A of the Viant Operating Agreement.

ARTICLE II

CAPITALIZATION AND UNITS

2.1    Authorized Units. The authorized number of Units shall be 80,000 Units. Units shall be securities governed by Article 8 of the Uniform Commercial Code and shall not be represented by any certificates unless otherwise determined by the Board of Managers.

2.2    Issuance.

(a)    The Board of Managers has authorized on the Effective Date the issuance of Units to Eligible Members pursuant to one or more agreements between the Plan and an Eligible Member (such agreement(s), collectively the “Grant Agreement” and agreements to all Members, collectively the “Grant Agreements”). The Grant Agreement shall set forth the number of authorized Units covered by the Agreement, the vesting provisions (if any), a joinder to this Agreement in the form attached (or such other updated form adopted by the Board of Managers from time to time), repurchase rights (if any), drag-along rights (if any), put and call rights (if any), co-sale rights (if any), and such other terms and conditions as the Board of Managers shall determine. Grant Agreements need not be identical and shall not confer upon the Eligible Member the right to continue in the service of Viant or any Viant Affiliate. Further, the Members acknowledge and agree that the Units and the corresponding Viant Interests are subject to the put rights, call rights, drag-along rights and tag-along rights set forth in the Unit Restriction Agreement. An Eligible Member shall not become a Member and no Unit shall be deemed issued unless the Eligible Member who is the intended recipient delivers to the Plan a duly executed Grant Agreement, including, without limitation, the executed joinder to this Agreement, by the time prescribed by the Board of Managers. After the Effective Date, the Board of Managers may authorize the re-issuance of Units outstanding on the date of this Agreement that fail to vest or are forfeited in accordance with any Grant Agreement or that do not get reallocated as Management Reallocation Units pursuant to Sections 4.2(b), to additional Eligible Members in accordance with Section 4.2(c) (such Persons shall upon becoming Members, hereafter be referred to as “Additional Members”), subject to the above requirements; provided that the Board of Managers shall not be permitted to authorize and issue additional Units of any class in excess of the amounts set forth in Section 2.1.

(b)    Unless otherwise stated in a Grant Agreement, Units are intended to constitute profits interests for U.S. federal income tax purposes within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (1993) and Rev. Proc. 2001-43, 2001-2 C.B. 191 (2001) (the “Revenue Procedures”) as of the date of issuance. The provisions of this Agreement shall be interpreted in a manner consistent with such intended treatment. Upon the issuance of any Unit constituting a profits interest, the Board of Managers will establish the “Participation Threshold” with respect to each such profits interest granted on such date consistent with the intended treatment of such Units as profits interests. Immediately upon receipt of a profits interest, the recipient will have no initial Capital Account balance with respect to the profits interest and the profits interest received shall not entitle such Person to any portion of the capital of the Plan at the time of such Person’s receipt of such Profits Interests. For the avoidance of doubt, the grant of a profits interest is intended to comply with the Revenue Procedures and shall be interpreted consistently therewith. The Plan may apply the safe harbor (the “Safe Harbor”) set forth in proposed Regulation Section 1.83-3(l) and proposed IRS Revenue Procedure published in Notice 2005-43 if such Regulation or a similar Regulation that may be promulgated as a final or temporary Regulation. If the Board of Managers determines that the Plan should make such election (or after having so elected, determines, in its sole discretion, to terminate such election), the Board of Managers is hereby authorized to take such actions as are consistent with such determination, without any further amendment to this Agreement or requirement to obtain the consent of the Members. Such authorization includes the authorization to value the Units at their liquidation value and adjust upward or downward the Capital Account of each Member, and to allocate (including any forfeiture allocations) income, gain, loss, deductions or credits in accordance with the Regulation so as to take advantage of the Safe Harbor (e.g., to reflect any unrealized Profit or Loss of the Plan and any Unrealized Gain or Unrealized Loss with respect to Property). Each recipient of a Unit subject to vesting hereby agrees that such recipient shall make a valid and timely election in respect of such grant, upon receipt thereof, pursuant to Section 83(b) of the Code and shall promptly evidence such election to the Plan.

(c)    Upon the issuance of any Units, the Board of Managers will establish a “Participation Threshold” with respect to each such Unit granted on such date. “Participation Threshold” with respect to each Unit intended to be treated as a profits interest will be at least equal to the amount all Units outstanding (including Units that are profits interests with a lower Participation Threshold) immediately prior to the time of such grant would receive in a hypothetical liquidation of the Plan in which the Plan sold its assets for their fair market value (as reasonably determined by the Board of Managers in good faith), satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value (as reasonably determined by the Board of Managers in good faith) of the assets that secure them) and distributed the net proceeds in accordance with this Agreement. Immediately upon receipt of the initial B Units being issued as of the date hereof, the recipient will have no initial Capital Account balance with respect to the Units and the Units received shall not entitle such Person to any portion of the capital of the Plan at the time of such Person’s receipt of such Units. No Unit shall participate in any distributions to the extent that the amount being distributed is attributable to the fair market value (as reasonably determined by the Board of Managers in good faith), as of the time such Unit was granted, of any asset(s) held by the Plan at such time. For the avoidance of doubt, it is the intention of this Section 2.2(d) that no Unit shall be entitled to participate in any distributions unless such distributions are attributable to income and appreciation incurred after the issuance thereof. For the avoidance of doubt, the grant of a Unit is intended to comply with the Safe Harbor and shall be interpreted consistently therewith.

2.3	Vesting.

(a)    Units may be vested (“Vested Units”) or unvested (“Unvested Units”), with the vesting provisions of Unvested Units to be set forth in the applicable Grant Agreement, as may be amended from time to time in accordance with its terms. Subject to modification by the terms of any Grant Agreement, vesting of Unvested Units shall immediately cease upon a Member’s separation from service with Viant and its Affiliates.

(b)    A Member’s “Vested Percentage Interest” shall be a percentage equal to the quotient obtained by dividing the number of the Member’s Vested Units by the total number of Units (whether Vested Units, Unvested Units or unawarded Units) then reflected in the books and records of the Plan.

ARTICLE III

MEMBERS

3.1    Joinder. As a condition to becoming a Member or an Additional Member, each Member or Additional Member shall be required to execute and deliver to the Board of Managers a joinder to this Agreement in the form attached hereto as Exhibit 1 (or such other updated form adopted by the Board of Managers from time to time), which shall be incorporated in the Grant Agreement.

3.2    Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, the Members shall not be liable for any liabilities, or for the payment of any debts and obligations, of the Plan solely by reason of being a Member to the Plan, except that a Member may be obligated to repay any funds wrongfully distributed to such Member or as required by provided in Section 18-607 of the Act. A Member shall not be required to restore a deficit balance in its Capital Account. Neither the Board of Managers nor any Manager shall have any personal liability for the repayment of any Capital Contributions of any Member.

3.3    Meeting of Members. No regular, annual, special or other meetings of Members are required to be held. If held, any such meeting shall be noticed, held and conducted in the manner provided in the Act; provided that: (a) any such meeting shall be held at the Plan’s principal executive office or at any other place selected by the Board of Managers and set forth in the notice of meeting; (b) a meeting shall be held only when called by the Board of Managers; (c) notice must be given to all Members permitted to vote at least forty-eight (48) hours before the meeting; and (d) the attendance of a representative of at least a majority of the Percentage Interest then held by Members in person or by proxy shall be necessary to constitute a quorum at any meeting to consider a matter on which Members may take action. Meetings may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak to each other. Participation in such a meeting shall constitute presence in person at such meeting. When a quorum is present at any meeting, the affirmative vote of at least a majority of the Percentage Interests present in person or represented by proxy at the meeting and entitled to vote on the matter in question shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by this Agreement or the Act. Any action that may be taken at a meeting of Members may be taken without a meeting by written consent of such Members as would be required if such action were taken at a meeting.

3.4    Members Have No Managerial Authority. The Members, as such, shall have no power or authority to participate in the management of the Plan except as expressly authorized by this Agreement or as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board of Managers, no Member shall have any power or authority to sign for, bind or act on behalf of the Plan in any way, to pledge the Plan’s credit, or to render the Plan liable for any purpose; provided, however, that any Member may act on behalf of the Plan in any manner consistent with the authority granted to such Member by the Board of Managers.

3.5    Voting Rights. Except as expressly provided in this Agreement, the Certificate, or required by the Act, Members shall have no voting, approval, or consent rights; provided, however, to the extent the Members retain any voting rights by applicable law, each Vested Unit shall confer one vote on the Member.

3.6    Required Member Consents. Notwithstanding any other provision of this Agreement, the Plan shall not, whether by amendment of this Agreement and/or through any reorganization, transfer of assets, consolidation, merger, dissolution, filing for bankruptcy, issue or sale of securities or any other voluntary action, without (in addition to any other vote required by law or this Agreement) the consent of Members holding greater than fifty percent (50%) of the outstanding Units, do any of the following:

(a)    take any action that results in a liquidation, dissolution or wind-up of the affairs of the Plan, or results in, or commits the Plan to a liquidation, dissolution or wind-up of the affairs of the Plan, other than due to a Dissolution Event;

(b)    agree to or consummate any merger, consolidation, purchase or sale of assets, or other business combination, or any partnership, joint venture or similar arrangement, involving the Plan;

(c)    agree to the incurrence of any indebtedness for borrowed money, or the entry into any agreement, commitment, assumption or guarantee with respect to indebtedness for borrowed money;

(d)    agree to amend the Unit Restriction Agreement (other than an amendment that is approved by the Board of Managers in its discretion to implement an amendment made to a corresponding provision of the Viant Operating Agreement that does not treat the Members disproportionately or otherwise adversely affect a Member’s distributions or allocations); or

(e)    encumber any part of the Viant Interests held by the Plan in a single transaction or series of transactions.

3.7    Withdrawal. No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Plan. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member and shall be deemed to have been removed as a Member from the books and records of the Plan without any action being required. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

3.8    Member Compensation. No Member shall receive any interest, salary, or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Plan, or otherwise, in its capacity as a Member.

3.9    Partition. While the Plan remains in effect or is continued, each Member, on behalf of itself, its successors, and its assigns, waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action, or proceeding at law or in equity to have any Property partitioned.

3.10    Transactions Between a Member and the Plan. Any Member may, but shall not be obligated to, lend money to the Plan, act as surety for the Plan and transact other business with the Plan and has the same rights and obligations when transacting business with the Plan as a Person who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director, or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Plan. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the Business or otherwise affect the limited liability of the Member.

3.11    Other Instruments. In addition to the powers of attorney granted under Article XI, each Member hereby agrees to execute and deliver to the Plan within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney, and other instruments and to take such other action as the Board of Managers deems reasonably necessary to comply with any laws, rules, or regulations as may be necessary to enable the Board of Managers and the Plan to fulfill its responsibilities under this Agreement.

ARTICLE IV

MANAGEMENT

4.1	Managers; Board of Managers.

(a)    The management of the Plan shall be vested in a board of Managers (the “Board of Managers”) which shall initially consist of the same Persons serving as members of the board of managers of Viant as of the Effective Date. Each Manager shall serve in such appointment until such Person’s resignation or removal from the board of managers of Viant. Any Manager who ceases to serve on the board of managers of Viant shall be deemed to automatically resign from the Board of Managers effective as of the time such Manager ceases to serve on the board of managers of Viant. The Members will have the authority to designate the Board of Managers; provided that the Members shall appoint, and hereby covenant and agree that the Members shall vote their Units in favor of appointing, to the Board of Managers each Person who commences service as a member of the board of managers of Viant. The number of Managers on the Board of Managers shall at all times be the same number of managers on the board of managers of Viant.

(b)    Each Manager shall have one (1) vote. The Board of Managers shall act by the affirmative vote of a majority of the total number of members of the Board of Managers.

(c)    The Board of Managers shall have the power to delegate authority to such committees of Managers, agents, and representatives of the Plan as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Managers to approve such action directly.

(d)    A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation, or liability of the Plan.

(e)    A Manager is not required to be a Member.

(f)    Managers shall not receive any stated salary or fee for their services solely as Managers.

4.2	Powers of Board of Managers.

(a)    In addition to the powers given to the Board of Managers by the Act and by other provisions of this Agreement, the Board of Managers shall have full power in its absolute discretion, to take any action that it considers necessary or desirable in connection with the management of the Plan and the operation of the Business, including, without limitation, the power to: (a) determine who meets the requirements to be an Eligible Member, (b) determine the number of Units to be issued to any Person and the non-economic rights and other terms and conditions related to such Units (e.g., vesting, forfeiture and otherwise), (c) exercise all of the Plan’s rights in connection with all matters related to Viant (including any action required or permitted to be taken by the Plan as a member of Viant), (d) make such further agreements, modifications and determinations with respect to the Plan, Units and all matters incident and ancillary thereto, and (e) interpret in good faith the terms of this Agreement or any Grant Agreement and resolve any factual disputes arising out of or related to the interpretation of this Agreement or any Grant Agreement, which interpretation or resolution shall be binding on the Members and the Plan. The Board of Managers shall have the authority to designate to one or more of its Managers the power to execute and deliver on behalf of the Plan all such consents, waivers, documents and agreements as it determines appropriate, in such Manager’s absolute discretion in connection with any action taken by the Board of Managers under this Agreement, and no other signature or consent shall be required on behalf of the Plan.

(b)    If during the Forfeiture Period, one or more of the Units (the “Management Reallocation Units”) fail to vest or are forfeited by a Member pursuant to the terms of any Grant Agreement, offer letter, unit restriction agreement, or other written agreement (a “Reallocation Event”) and at least one of Tim Vanderhook and Chris Vanderhook is, at the time of such Reallocation Event, then an employee of Holding or its Affiliates, subject to further reallocation as set forth in subparagraph (c) below, (i) fifty percent (50%) of the Viant Common Units corresponding to such Management Reallocation Units shall be reallocated to Tim Vanderhook in accordance with the Viant Operating Agreement (provided that Tim Vanderhook is, at the time of such Reallocation Event, still an employee of Holding or its Affiliates) and (ii) fifty percent (50%) of the Viant Common Units corresponding to such Management Reallocation Units shall be reallocated to Chris Vanderhook in accordance with the Viant Operating Agreement (provided that Chris Vanderhook is, at the time of such Reallocation Event, still an employee of Holding or its Affiliates), in each case, as of the date of the Reallocation Event. If any Viant Common Units corresponding to Management Reallocation Units are reallocated to Tim Vanderhook and/or Chris Vanderhook in accordance with the foregoing, then the corresponding Management Reallocation Units shall be immediately forfeited, and in accordance with Section 9.1, the Plan shall immediately Transfer to Viant or its designee a number of Viant Interests held in the Member’s Capital Account equal to the number of Units forfeited by the Member immediately and automatically upon forfeiture. Any Management Reallocation Units not allocated to Tim Vanderhook and/or Chris Vanderhook pursuant to this subparagraph (b), and not reallocated pursuant to Section 4.2(c) to any person or persons replacing the person (or assuming such person’s duties) whose failure to vest in, or whose forfeiture of, Units gave rise to the need for reallocation pursuant to this Section 4.2(b), shall be forfeited and, in accordance with

Section 9.1, the Plan shall immediately Transfer to Viant or its designee a number of Viant Interests held in the Member’s Capital Account equal to the number of Units forfeited by the Member immediately and automatically upon forfeiture.

(c)    With respect to any reallocation of Viant Common Units corresponding to Management Reallocation Units to Tim Vanderhook and/or Chris Vanderhook pursuant to Section 4.2(b), it is understood and agreed that Tim Vanderhook and/or Chris Vanderhook shall reallocate such Management Reallocation Units in accordance with the Viant Operating Agreement to any person or persons replacing the person (or assuming such person’s duties) whose failure to vest in, or whose forfeiture of, Units gave rise to the need for reallocation pursuant to Section 4.2(b), if any, taking into account the timing of such reallocation, the responsibilities being assumed by the replacement, and other relevant factors. For the avoidance of doubt, in the event that all or a portion of Management Reallocation Units are not reallocated to a person or persons hired as replacement(s) for, or assuming the responsibilities of, the person whose failure to vest in, or whose forfeiture of, Units gave rise to the need for reallocation, the Viant Common Units corresponding to such Management Reallocation Units will remain (subject to vesting and forfeiture) with the party to whom such Viant Common Units were initially reallocated pursuant to Section 4.2(b) above.

4.3	Meetings of the Board of Managers

(a)    The Board of Managers may hold regular meetings and may establish meeting times, dates, and places, and requisite notice requirements (not shorter than those provided in Section 4.3(b)), and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Board of Managers, each meeting of the Board of Managers will be held via teleconference at which all Managers can hear and speak with the other Managers, or at a location mutually agreed by the Managers. At such meetings the Board of Managers shall transact such business as may properly be brought before the meeting, as set forth in the notice of such meeting sent pursuant to Section 4.3(b). At every meeting of the Board of Managers, the presence (in person, by telephone or by proxy) of a majority of the total number of Managers will be necessary to constitute a quorum.

(b)    Special meetings of the Board of Managers may be called by any three (3) Managers. Notice of each special and regular meeting shall be given to each Manager by telephone, email or similar method (in each case, notice shall be given at least forty-eight (48) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state (i) the time, date, place, or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c)    Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak to each other. Participation in such a meeting shall constitute presence in person at such meeting.

(d)    Notwithstanding anything to the contrary in this Section 4.3, the Board of Managers may take any action that may be taken by the Board of Managers under this Agreement without a meeting if such action is approved by the written consent of the minimum number of Managers required to approve such action by this Agreement, which written consent may be in the form of electronic mail. A copy of each such written consent shall be distributed to all Managers within twenty-four (24) hours after the date such written consent is approved by registered or certified mail, postage and charges prepaid, to the address for notice set forth in Section 13.1.

4.4	Duties and Obligations of the Board of Managers.

(a)    The Board of Managers shall take all actions that may be reasonably necessary or appropriate (i) for the continuation of the Plan’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Plan to conduct the Business and (ii) subject to Section 4.4(b), (c) and (d), for the accomplishment of the Plan’s purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)    This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Manager. Furthermore, each of the Members, Managers and the Plan hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Manager to each other and to the Plan are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Manager.

(c)    Whenever in this Agreement the Board of Managers is permitted or required to make a decision (including a decision that is in the Board of Manager’s “discretion” or under a grant of similar authority or latitude), the individual Managers shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Plan or any other Person. Whenever in this Agreement a Manager is permitted or required to make a decision in such Manager’s “good faith,” the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

(d)    Notwithstanding anything herein to the contrary, the Members acknowledge and agree that the Managers’ duties and obligations to the Plan may conflict with or compete with their duties and obligations to their primary obligation to the Plan’s Affiliates. The Members hereby authorize the Managers to engage in such conflicting or competing activities with the Plan’s Affiliates in their sole discretion and, to the fullest extent permitted by law, and the Members hereby waive any and all claims (matured or unmatured) as they may otherwise have from time to time against each and every Manager for any breach of fiduciary duty, corporate opportunity doctrine or otherwise relating to such Manager’s activity for a Plan Affiliate, except by reason of the Manager’s gross negligence or willful misconduct.

4.5    Officers. Subject to the following, the Board of Managers may appoint officers (“Officers”) to assist it with the day-to-day management of the Business and affairs of the Plan.

(a)    Tenure and Qualifications. The Plan may from time to time have as its Officers a Chief Executive Officer, President, one or more Vice Presidents, a Treasurer, a Secretary and such other Officers as the Board of Managers may determine from time to time, subject to the terms of any written employment agreements of the Plan, Viant, Holding or any of their respective Affiliates. All Officers shall be appointed by and serve at the pleasure of the Board of Managers. No Officer need be a Member, and two or more offices may be held by any one Person. Each Officer shall hold office until his or her successor is elected or appointed or qualified, or until such Person dies, resigns, is removed or becomes disqualified.

(b)    Resignation, Removal and Vacancies. Any Officer may resign by giving written notice of his resignation to the Board of Managers, and such resignation shall become effective upon delivery of such notice unless a later time is specified therein. Any Officer may be removed with or without cause by the Board of Managers, and any vacancy in the position of any Officer may be filled by the Board of Managers.

(c)    Duties of Officers. Subject to the control and direction of the Board of Managers, the Officers of the Plan shall have the powers and duties for such positions equivalent to those customarily attributed to such offices under the corporate law of the State of Delaware.

ARTICLE V

ALLOCATIONS

5.1	Capital Account.

(a)    There shall be established and maintained for each Member a Capital Account in accordance with the requirements of Regulation Section 1.704-1(b)(2)(iv), and the provisions of this Agreement respecting the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with such Regulation. If any Plan Interest (or portion thereof) is Transferred pursuant to and in accordance with this Agreement, the transferee of such Plan Interest (or portion thereof) shall succeed to the transferring Member’s Capital Account. Each Member’s Capital Account initially shall be zero (“0”) unless indicated otherwise in the books and records of the Plan. The Plan shall keep a record of the Capital Accounts of the Members and all adjustments thereto.

(b)    Except in accordance with the terms of this Agreement, no Member shall be entitled to withdraw, redeem, or to receive a return of, any part of a Capital Contribution or to receive any distributions, whether of money or property, from the Plan.

5.2	Allocations.

(a)    Except as otherwise provided in Section 5.2(b), Profits and Losses for any Allocation Year shall be allocated among the Members pro rata in proportion to their holdings of Units (whether vested or unvested).

(b)    In the Allocation Year in which a Dissolution Event takes place, or in connection with a revaluation of Plan property pursuant to clause (b) of the definition of “Gross Asset Value”, the Plan’s Profits and Losses arising from such Dissolution Event or revaluation shall be allocated among the Members in such a manner that, immediately after giving effect to such allocations, each Member’s Target Capital Account balance, taking into account all contributions by such Member and distributions to such Member, equals, as nearly as possible, the amount of cash, if any, that would be distributed to such Member if (i) all the Plan’s assets were sold for cash equal to their respective Gross Asset Values, reduced, but not below zero, by the amount of nonrecourse debt to which such assets are subject, (ii) all the Plan’s liabilities (other than nonrecourse liabilities) were paid in full, and (iii) all the remaining cash were distributed to the Members under this Agreement.

(c)    Discretion. The provisions of this Section 5.2 shall be interpreted and applied by the Board of Managers in a manner reasonably determined to achieve the objectives of this Agreement. Without limiting the foregoing, the allocations provided for under this Section 5.2 may be made on a prospective basis, in the event that the Board of Managers determines in its reasonable discretion that such allocations are necessary to prevent permanent distortions.

5.3    Special Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a)    Minimum Gain Chargeback. If there is a net decrease in Plan Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Allocation Year, each Member shall be specially allocated items of Plan income and gain for such Allocation Year (and, if necessary, subsequent years) in an amount equal to its respective share of such net decrease during such year, determined pursuant to Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in such Regulation Section and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(b)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Plan income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this

Section 5.3(b) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(b) were not in the Agreement. This Section 5.3(b) is intended to comply with the “qualified income offset” requirement of Code Section 704(b) and shall be interpreted consistently therewith.

(c)    Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be specially allocated items of Plan income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3(b) and this Section 5.3(c) were not in the Agreement.

(d)    Nonrecourse Deductions. Nonrecourse Deductions, tax credits, and other items the allocation of which cannot have economic effect shall be allocated to the Members in accordance with the Members’ interests in the Plan, which, unless otherwise required by the Code and Regulations, shall be in accordance with their Percentage Interest.

(e)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).

(f)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Property, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Plan, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Property) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Percentage Interest in the event Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g)    Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Plan to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(h)    Curative Allocations. The allocations under Section 5.3 (such allocations, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members and the Plan that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Agreement.

Therefore, notwithstanding any other provision of this Agreement to the contrary (other than the Regulatory Allocations), the Plan shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner the Plan determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Section 5.2 of the Agreement. For purposes of this Section 5.3(h), future Regulatory Allocations under Section 5.3 that are likely to offset other Regulatory Allocations previously made shall be taken into account.

5.4    Loss Limitation. Losses allocated pursuant to Section 5.3 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.1 hereof, the limitation set forth in this Section 5.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).

5.5	Other Allocation Rules.

(a)    For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations thereunder.

(b)    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Plan within the meaning of Regulation Section 1.752-3(a)(3), the Members’ interests in Plan profits are in proportion to their Percentage Interest.

(c)    To the extent permitted by Regulation Section 1.704-2(h)(3), the Board of Managers shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.6	Tax Allocations; Code Section 704(c).

(a)    Except as otherwise provided in this Section 5.6, each item of income, gain, loss and deduction of the Plan for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for purposes of maintaining the Members’ Capital Accounts under this Article V. In accordance with Code Section 704(c) and the Regulation thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Plan (and any Property whose Gross Asset Value is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value”) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Plan for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the so-called “traditional method” pursuant to the Regulations under Section 704(c), except that, upon advice of the Plan’s tax advisors, the Board of Managers may cause the Plan to elect to use a different allocation method pursuant to the Regulations under Section 704(c).

(b)    Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.7    No Restoration of Negative Capital Accounts. No Member shall be obligated to restore a Capital Account with a balance of less than zero.

ARTICLE VI

DISTRIBUTIONS

6.1    Distributions of Property. Subject to Section 6.6, all property and proceeds received from Viant as distributions in respect of the Viant Interests (other than with respect to a Capital Transaction) shall be distributed to the Members, promptly after receipt from Viant, in accordance with each Member’s Percentage Interest, regardless of whether the Member holds Vested Units or Unvested Units.

6.2    Distribution of Transaction Proceeds. Subject to Section 6.6, all property and proceeds from a Capital Transaction including all principal and interest payments with respect to any note or other obligation received by the Plan in connection with such a transaction, shall be distributed in the following priority:

(a)    First, to pay all debts and obligations of the Plan;

(b)    Second, among the Members in accordance with their Percentage Interest, regardless of whether the Member holds Vested Units or Unvested Units; provided that any distribution to a Member shall take into account the Participation Threshold associated with all Units; and

To the extent that any distribution pursuant to this Section 6.2 that consists of a consideration of a type or in a form other than cash, the types and forms of such consideration shall be allocated in an equitable manner among the Members entitled thereto, in the proportions and amounts determined by the Board of Managers, such that each Member shall, except for immaterial variances, receive the same type or form of consideration on a pro rata (or reasonably approximate pro rata) basis. The Plan shall not make any distribution to the Members, if, immediately after giving effect to the distribution, all liabilities of the Plan, other than liabilities to Members with respect to their Units and liabilities for which the recourse of creditors is limited to specified Property of the Plan, exceed the fair market value (as reasonably determined by the Board of Managers in good faith) of the Plan’s Property. For purposes of clarity, for Property with respect to which the recourse of creditors is limited to the fair market value (as reasonably determined by the Board of Managers in good faith) of that Property, only the fair market value (as reasonably determined by the Board of Managers in good faith) of that Property that exceeds the claims of those creditors, if any, shall be included in the determination of Plan assets.

6.3	Amounts Withheld.

(a)    All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Plan or the Members to satisfy a Member’s Estimated Tax Liability shall be treated as distributions. The Plan is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state, local, or foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

(b)    Any “imputed underpayment” within the meaning of Code Section 6225 (as modified by the Bipartisan Budget Act of 2015 (the “Budget Act”)) paid by the Plan as a result of an adjustment with respect to any Plan item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the Plan as a withholding payment with respect to the appropriate Members. The Partnership Representative shall reasonably determine the portion of an Imputed Underpayment Amount attributable to each Member or former Member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a Member shall be treated as a withholding payment with respect to such Member. The portion of the Imputed Underpayment Amount that the Partnership Representative attributes to a former Member of the Plan shall be treated as a withholding payment with respect to both such former Member and such former Member’s transferee(s) or assignee(s), as applicable, and the Partnership Representative may in its discretion exercise the Plan’s rights pursuant to this Section 6.3 in respect of either or both of the former Member and its transferee or assignee. Imputed Underpayment Amounts treated as withholding payments also shall include any imputed underpayment paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Plan holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Plan bears the economic burden of such amounts, whether by law or agreement.

6.4    Tax Distributions. Subject to the limitations in Section 6.6, in the event the Plan allocates net taxable income of the Plan to any of the Plan’s Members for any taxable year (other than an allocation in respect of a year in which a liquidation or other capital event occurred) and to the extent that prior distributions to such Member in such taxable year are not sufficient to satisfy such Member’s tax liability arising as a result of such allocations, then the Plan shall make distributions to such Members prior to any other distributions provided for in this Article VI in an amount determined by the Board of Managers pursuant to the provisions of this Section 6.4 for the purpose of allowing such Members to satisfy their tax liability arising as a result of such allocation. Such amount shall take into account any U.S. federal, state and local income tax imposed on the applicable Member, and shall be reasonably estimated by the Board of Managers but shall assume an income tax rate equal to the highest combined federal, state, and local income tax rate applicable to an individual resident of Los Angeles, California, and shall take into account the character of the underlying income in respect of which the related allocations were made. Furthermore, the Board of Managers may adjust such tax distributions to a Member to take into account any previously allocated taxable losses that may offset later taxable income. The Plan shall make the distributions required by this section either as soon as practicable after the close of each calendar quarter (except the fourth quarter), and as soon as practicable after the close of each taxable year with respect to which the distribution is being made, or as reasonably determined by the Board of Managers in its reasonable discretion based upon the due dates for estimated federal income tax for individuals. Any payments to a recipient under this Section 6.4 shall be treated as an advance to such recipient under this Agreement.

6.5    Timing. Distributions made pursuant to Section 6.1, shall be made as soon as practicable after receipt of distributions in respect of the Viant Interests. Distributions made pursuant to Section 6.2, shall be made as soon as practicable after the close of the applicable Capital Transaction. Distributions made pursuant to Section 6.4 shall be made as soon as practicable after the Estimated Tax Period, or as reasonably determined by the Board of Managers in its reasonable discretion based upon the due dates for estimated federal income tax for individuals.

6.6    Limitation on Distributions. No distributions shall be made pursuant to this Article VI unless the Board of Managers makes the reasonable, good faith determination that the Plan has Available Cash sufficient to make such distribution or pursuant to Article X. A Member may not receive a distribution from the Plan to the extent that, after giving effect to the distribution, all liabilities of the Plan, other than liability to Members on account of their Capital Contributions, would exceed the fair market value (as reasonably determined by the Board of Managers in good faith) of the Plan’s Property.

ARTICLE VII

MEMBER REPRESENTATIONS, WARRANTIES

AND COVENANTS

7.1    Member Representations and Warranties. As of the Effective Date, each of the Members (and each Additional Member, as of a condition to becoming a Member) hereby represents and warrants, severally and not jointly, as follows:

(a)    Opportunity to Investigate. The Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Plan and Viant concerning the terms and conditions applicable to the Units and to obtain any additional information such Member deems necessary to verify the accuracy of such answers.

(b)    Financial Experience. The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Plan and making an informed investment decision with respect thereto.

(c)    Financial Consequences. The Member is able to bear the economic and financial risk of an investment in the Plan for an indefinite period of time.

(d)    Investment Purpose. The Member is acquiring Units in the Plan for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof.

(e)    Units Not Registered. The Member understands that neither the Plan’s Units nor the Viant Interests that are the Property of the Plan have been registered under the Securities Act of 1933 or the securities laws of any other national or state jurisdiction and cannot be disposed of unless they are subsequently registered or qualified under applicable securities laws and the provisions of this Plan have been complied with.

(f)    No Consent Required. The Member’s execution of, delivery of and performance under this Plan do not require the Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any agreement or instrument to which the Member is a party or by which the Member is bound.

(g)    Binding Agreement. This Plan and the Member’s Grant Agreement have been duly executed and delivered by the Member and (assuming due authorization, execution and delivery by the other parties hereto) this Plan and the Grant Agreement constitute legal, valid and binding obligations of the Member, enforceable against the Member in accordance with their terms.

7.2    Member Covenants Regarding Viant. The value of the Units depends in significant part on the value of the Viant Business. Accordingly, in order to preserve and protect the goodwill of the Viant Business for the benefit of Viant, the Plan and their respective Members, except as contemplated hereby or required by a court of competent authority, each Member, as a condition to the grant of the Units covenants as follow:

(a)    Confidentiality. Each Member covenants that he or she shall keep confidential and shall not disclose the Confidential Information. Notwithstanding the foregoing, each Member may disclose such Confidential Information to his or her spouse or domestic partner, and/or financial or legal advisors with a need to know such information; provided, that such Persons are informed of the confidentiality obligations of the Member hereunder and the Member disclosing such information shall remain liable for any breach of such confidentiality provisions by any Person to whom such information was disclosed. Information that (i) is available, or becomes available, to the public through no breach by such Member of his, her or its obligations under this Agreement, (ii) is, after giving prior notice to the Plan to the extent practicable under the circumstances and if permitted by laws, disclosed to the extent required by applicable laws or governmental regulations or judicial or regulatory process or (iii) becomes available on a non-confidential basis from any source other than the Plan, Viant or any of their Affiliates, is not prohibited from disclosure and shall no longer be deemed Confidential Information. In addition, nothing in this Agreement shall prohibit any Member from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Members do not need the Plan’s prior authorization to make any such reports or disclosures, and Members are not required to notify the Plan that Members have made such reports or disclosures.

(b)    Non-Competition. So long as a Member remains an employee of Viant or its Affiliates, such Member shall not, directly or indirectly, other than for the benefit of Viant and/or its Affiliates (A) engage in or assist others in engaging in the Restricted Business; (B) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (C) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Viant and Persons who are distributors, customers or suppliers of Viant, as of the date such Member ceases to be an employee of Viant or its Affiliates; provided that holding passive investments of not more than five percent (5%) of the capital stock or other ownership or equity interests, or voting power, in any publicly traded entity shall not be deemed to be in violation or breach of this Section 7.2(c).

(c)    Employee Non-Solicitation. So long as a Member remains an employee of Viant or its Affiliates and for six (6) months thereafter, such Member shall not, directly or indirectly, other than for the benefit of Viant and/or its Affiliates (A) hire any employee of Holding, Viant or any of its Portfolio Companies who is or was providing services to Viant or its Portfolio Companies within the six (6) months prior to the offer to hire; (B) solicit for hire any employee of Holding or Viant who is or was providing services to Viant or its Portfolio Companies within the six (6) months prior to the solicitation to provide services other than for the benefit of Viant or its Portfolio Companies; or (C) encourage any employee of Holding or Viant to terminate or reduce his or her services to Viant or its Portfolio Companies; provided, however, that this Section 7.2(c) shall not prohibit any Person from (1) engaging in general solicitations to the public not specifically directed at employees of Holding, Viant or any of its Portfolio Companies or the hiring of someone who responds to such general solicitation, or (2) the hiring of any employee who was not employed by Holding or Viant for six (6) months prior to the time of the hiring.

(d)    Client Non-Solicitation. So long as a Member remains an employee of Viant or its Affiliates and for six (6) months thereafter, such Member shall not, directly or indirectly, other than in connection with Viant’s or its Affiliates’ business, (A) solicit any Person who is or was a client or customer of Viant or its Portfolio Companies within the twelve (12) months prior to the solicitation to divert its business from Viant or its Portfolio Companies; or (B) encourage any Person who is or was a client or customer of Viant or its Portfolio Companies within the twelve (12) months prior to the solicitation to terminate or reduce its business relationship with Viant or its Portfolio Companies.

(e)    Reasonableness of Restrictions. Each Member acknowledges that the restrictions contained in this Section 7.2 are reasonable and necessary to protect the Plan’s Property and constitutes a material inducement to the other Members to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall, if permitted by applicable laws, be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 7.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.3    Remedy; Specific Relief. Each Member acknowledges that a breach or threatened breach of the covenants in Section 7.2 would give rise to irreparable harm to the other Members, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Member of any such obligations, the Plan shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

ARTICLE VIII

ACCOUNTING, BOOKS AND RECORDS

8.1    Information Rights. Pursuant to Section 18-305(g) of the Act, the Members are not entitled to receive any of the information set forth in Section 18-305(a) of the Act, except the Members will be entitled to obtain from time to time upon reasonable demand for a purpose reasonably related to the Member’s interest as a member of the LLC: (a) a current list of the name and last known mailing address of each member of the Board of Managers; and (b) a copy of this Agreement (as amended or restated from time to time) and the LLC’s certificate of formation (as amended or restated from time to time). Without limiting the foregoing, to the fullest extent permitted by the Act, each Member hereby irrevocably waives any right to inspect or copy (i) books and records relating to Viant, its Affiliates (other than the Plan), and the Viant Interests, and (ii) the Viant Operating Agreement and all related documents and agreements.

8.2    Books and Records. The Plan will keep complete and accurate books of account with respect to the operations of the Plan, prepared in accordance with GAAP. Such books shall reflect that the Units have not been registered under the Securities Act of 1933 or applicable state law, and that the Units may not be sold or transferred without registration under the Securities Act of 1933 and applicable state law or exemption therefrom and without compliance with Article 8 of this Agreement. The method of accounting to be used in preparation of the Plan’s financial reports and for tax purposes shall be in accordance with GAAP and in accordance with Time Inc.’s practices and policies in effect from time to time and the Plan shall keep its books and records accordingly.

8.3	Tax Matters.

(a)    Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes, including any election added to the Code by the Bipartisan Budget Act of 2015 and also including, without limitation, any election, if permitted by applicable law, an election (i) provided for in Code Section 6231(a)(1)(B)(ii); (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state, local, or foreign law, in connection with

Transfers of Units and Plan distributions; (iii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Plan’s federal, state, local, or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Plan and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Plan or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Plan and the Members. Notwithstanding the foregoing, the Plan shall not elect pursuant to Section 1101(g)(4) of the Bipartisan Budget Act of 2015 (or any subsequent law or guidance related thereto) to have the provisions of Section 1101 of the Bipartisan Budget Act of 2015 apply to the Plan for taxable years beginning prior to January 1, 2018, unless the Partnership Representative receives the unanimous consent of the Board of Managers to make such election.

(b)    Tax Matters Member; Partnership Representative. Subject to the foregoing, the “tax matters partner” shall be Larry Madden (the “Tax Matters Member”) under the Code and in any similar capacity under state or local law. For the avoidance of doubt, the Tax Matters Member, in its capacity as such, shall act at the direction of the Board of Managers. For taxable years beginning after December 31, 2017, the Board of Managers shall designate the “partnership representative” of the Plan within the meaning of Code Section 6223(a) (as modified by the Bipartisan Budget Act of 2015) (the “Partnership Representative”); provided, however, that the initial Partnership Representative shall be Larry Madden. The Partnership Representative shall exercise all rights, obligations and duties of a partnership representative under the Code. The Partnership Representative shall inform each other Member of all significant matters that may come to its attention in its capacity as partnership representative shall forward to each other Member copies of all significant written communications it may receive in such capacity.

(c)    Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Allocation Year of the Plan. The Tax Matters Member shall promptly give notice to the Members of any material communication from the Internal Revenue Service.

(d)    Maintenance as a Partnership. The Plan shall not make an election to be treated for United States federal income tax purposes as other than a partnership.

ARTICLE IX

FORFEITURE AND TRANSFERS

9.1    Forfeiture of Unvested Units. Unless otherwise provided in the applicable Grant Agreement, if a Member incurs a separation from service with Viant and all of its Affiliates including without limitation as a result of a Member’s death or Permanent Incapacity, the Member shall forfeit his or her Unvested Units without compensation. Such forfeiture shall be automatic, without any Person being required to take any action. In addition, in the event of such forfeiture the Plan shall immediately Transfer to Viant or its designee a number of Viant

Interests held in the Member’s Capital Account equal to the number of Units forfeited by the Member immediately and automatically upon forfeiture. The Board of Managers shall record such forfeiture of the Units and the Transfer of the corresponding Viant Interests to Viant in the books and records of the Plan. Forfeited Units shall be treated as cancelled and no longer outstanding, but shall remain authorized and available for reissuance in accordance with this Agreement, provided that the Plan may only issue such Units if Viant Transfers (if necessary) an equivalent number of Viant Interests to the Plan effective as of the date the Units are reissued. Notwithstanding the foregoing but subject to Sections 4.2(b) and (c), the Board of Managers may retain Units (and the corresponding Viant Interests) previously forfeited or repurchased pursuant to a Grant Agreement for issuance to Additional Members admitted pursuant to the terms of this Agreement.

9.2    Right to Put/Call Units; Repurchase of Units; Drag-Along Rights; Tag-Along Rights; Co-Sale Rights; Notice of Certain Sales.

(a)    In addition to the rights and obligations set forth in this Article IX, each Member shall have the right or obligation to sell their Units to the Plan and the Plan shall have the right or obligation to purchase Units as set forth in the applicable Grant Agreement. Further, the Members acknowledge and agree that the Units and the corresponding Viant Interests are subject to the put rights, call rights, drag-along rights, and tag-along rights set forth in the Unit Restriction Agreement.

(b)    In the event the Plan receives notice of any event permitting the Plan or any Member to exercise tag-along rights, co-sale rights, or other similar rights, or in the event the Plan receives notice of any event requiring the Plan or any Member to sell any Units or a corresponding number of Viant Interests, then in each case, the Plan shall provide written notice to the Members describing such event and the material terms of the sale.

9.3    Limitations on Right to Transfer. No Plan Interests (or any part thereof) may be Transferred except (a) to a Permitted Transferee, as provided in Section 9.4 below, (b) pursuant to an Involuntary Transfer, (c) to any other Person upon the written consent of the Board of Managers (which consent may be withheld in its complete discretion), or (d) as otherwise permitted or required pursuant to this Article IX, the Grant Agreement, or the Unit Restriction Agreement. Unless already a Member, no transferee shall be treated as a Member unless and until Board of Managers receives a duly executed copy of the documents effective such Transfer, which shall be in the form and substance reasonably satisfactory to the Board of Managers and in which the transferee makes the additional representations set forth in Section 9.7. Upon receipt of such documents, the transferee shall be admitted as a substitute Member (a “Substitute Member”) with respect to the Plan Interests (or portion thereof) so Transferred and the Board of Mangers shall make the appropriate revisions to the books and records of the Plan to reflect such Transfer and the transferor Member shall be released from all such obligations under this Agreement except (i) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, or (ii) those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer.

9.4	Permitted Transfers.

(a)    Transfer for Estate Planning or Following Death. Any Member may at any time Transfer all or any portion of his or her Units to (i) to any trust for the direct or indirect benefit of such Member or the immediate family of such Member or (ii) to any beneficiary of such Member pursuant to a will or other testamentary document or applicable laws of descent (each Person in (i) and (ii), a “Permitted Transferee”); provided that prior to each such Transfer, the Plan shall have received from each such transferee an acknowledgement to be bound by the terms of the Grant Agreement covering such Transferred Units and made the representations set forth in Section 9.7. Any Transfer to a Permitted Transferee in accordance with this Section 9.4(a) or permitted by Section 9.3 is referred to herein as a “Permitted Transfer.”

(b)    Prohibited Transfer. Any purported Transfer (other than an Involuntary Transfer) that is not a Permitted Transfer shall be null and void and of no force or effect whatsoever and the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Plan and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers’ fees, and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

9.5    Involuntary Transfers. A Person who acquires Units by an Involuntary Transfer shall not be treated as a Substitute Member unless the Board of Managers admits the transferee as a Substitute Member in accordance with Section 9.3. As such the Person shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Plan, shall not be entitled to inspect the books or records of the Plan, and shall not have any of the rights of a Member under the Act or this Agreement.

9.6	Repurchases.

(a)    Right of Repurchase in Divorce. If the marital relationship of a Member is terminated by divorce, and pursuant to such divorce, or any property settlement in connection with such divorce, Units previously registered in the name of such Member (the “Divorced Member”) are Involuntarily Transferred to, or a community property interest or similar marital property interest is retained by or vested in the former spouse of the Divorced Member (the “Divorced Spouse”), the Divorced Member shall promptly notify the Plan of such event. The Divorced Member and, if the Divorced Member waives or otherwise fails to exercise his or her rights under this Section 9.6(a) by issuing a Repurchase Notice within thirty (30) days of the Divorced Member’s notice to the Plan, the Plan shall have the option to purchase all of the Divorced Member’s Units which have been Involuntarily Transferred to or which are retained by or vested in the Divorced Spouse by virtue of the divorce. The purchase price of the Units Involuntarily Transferred to a Divorced Spouse paid by the Plan shall be the greater of (i) the Adjusted OIBDA Multiple Value; and (ii) the Fair Market Value. Upon the repurchase, the Divorced Spouse will be required to execute an agreement reasonably acceptable to the Board of Managers in which he or she represents and warrants to the Divorced Member or the Plan, as applicable, that prior to the repurchase the Divorced Spouse had the sole record and beneficial ownership/title to the Plan Interests being repurchased, free and clear of any Liens other than those imposed by this Agreement and any applicable laws. In the event that neither the Divorced Member nor the Plan exercises the right of repurchase of any Units Transferred to a Divorced Spouse hereunder, then such Units retained by the Divorced Spouse shall remain subject to the put rights, call rights, repurchase rights, co-sale rights, drag-along rights, tag-along rights, and all other rights and obligations applicable to the Units retained by the Divorced Member pursuant to this Agreement, the Grant Agreement, and the Unit Restriction Agreement.

(b)     Repurchase Process. If the Plan or a Divorced Member exercises its rights pursuant to this Section 9.6, the Board of Managers or the Divorced Member, as applicable, (the “Buyer”) shall deliver to the Divorced Spouse (the “Seller”) a written notice within one hundred eighty (180) days of the date the divorce is final (the “Repurchase Notice”) that sets forth: (i) the number of Units the Buyer is repurchasing; (ii) the price to be paid for each such Unit in accordance with Section 9.6(a) and (iii) the closing date of the repurchase set by the Board of Managers (the “Repurchase Date”).

(i)     The purchase price shall be paid in a lump sum cash payment on the Repurchase Date, or if determined by the Buyer in its discretion, a lump sum cash payment equal to twenty percent (20%) of the repurchase price and a promissory note for the remainder of the repurchase price bearing interest at the then current Mid-Term Applicable Federal Rate, compounding annually, and providing for repayment of the principle in four equal installments plus accrued interest on each of the first four anniversaries of the Repurchase Date. Upon the Seller’s receipt of the repurchase price, any outstanding Units then owned by the Seller that are sold pursuant to this Section 9.6 shall automatically be transferred, sold and assigned to the Buyer and the Board of Managers shall automatically and irrevocably be appointed to Transfer such Units on the books of the Plan with full power of substitution.

(ii)     The Seller shall provide representations and warranties regarding: (A) his, her or its power, authority and legal capacity to enter into such sale and to Transfer valid right, title and interest in his, her or its Units; (B) his, her or its ownership of the Units and the absence of any liens, pledges and other encumbrances on such Units; and (C) the absence of any violation, default or acceleration of any other agreement or instrument pursuant to which the Seller or the assets of the Seller are bound as a result of the sale of the Seller’s Units.

(iii)     A Seller who has received a Repurchase Notice under this Section 9.6 shall be entitled to payment in accordance with this Section 9.6(b), but shall no longer be entitled to considered a Member of the Plan or otherwise enjoy other rights as a Member with respect to the B Units subject to repurchase. To the maximum extent permitted by law, the Seller’s rights following receipt of the Repurchase Notice, with respect to the repurchase of Units covered thereby, shall be solely the rights that he, she or it has a general creditor of the Plan to receive the amount set forth in Section 9.6(b).

(iv)     In the event a Divorced Member refuses, or is unable to, or for any reason fails to execute and deliver the agreements required by Section 9.6(a), and the Plan seeks to repurchase the Units, the Plan may deposit the amount of the repurchase price, if any, with any bank specified by the Board of Managers in its sole discretion or with the Plan’s accounting firm as agent or trustee in escrow for the Divorced Spouse to be held by such bank or accounting firm for the benefit of and for delivery to such Divorced Spouse. Upon such deposit by the Plan and upon notice given to the Divorced Spouse, the Units shall be deemed to have been Transferred to the Plan, none of the Divorced Member or Divorced Spouse shall have any further rights with respect thereto (other than the right to withdraw the payment therefore, if any, held in escrow).

(c)     Effective as of the date of repurchase, any Units purchased by the Plan pursuant to this Section 9.6 (the “Repurchased Units”) shall be deemed Transferred to the Plan. In addition, the Plan shall immediately Transfer to Viant a number of Viant Interests held in the Member’s Capital Account equal to the number of Repurchased Units immediately and automatically. The Board of Managers shall record the Transfer of the Repurchased Units and the Transfer of the corresponding Viant Interests to Viant in the books and records of the Plan. Repurchased Units shall be treated as cancelled and no longer outstanding, but shall remain authorized and available for reissuance by the Board of Managers, provided that the Board of Managers may only issue such Units if Viant Transfers an equivalent number of Viant Interests to the Plan effective as of the date the Units are reissued.

9.7     Additional Representations. In addition to the representations made by the transferring Member, each transferee Member shall be required to covenant and agree as a condition to becoming a Member that he/she (a) is not currently making a market in Units and will not in the future make a market in Units, (b) will not Transfer the Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulation that may be promulgated or published thereunder), and (c) in the event applicable Regulations treat any or all arrangements that facilitate the Transfer of Plan Interests and that are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, will not Transfer any Units through a matching service that is not approved in advance by the Plan.

9.8     Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Allocation Year in compliance with the provisions of this Article IX, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account during the Allocation Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; provided, the Plan is provided advance notice but in any event no later than thirty (30) days after the end of the applicable Allocation Year. If the Plan does not receive such notice then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Plan, was the owner of the Units on the last day of such Allocation Year. Neither the Plan nor any Manager shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.8, whether or not any Manager or the Plan has knowledge of any Transfer of ownership of any Units.

9.9     Tag-Along Rights.

(a)     Mandatory Tag-Along Rights. If (i) the Plan shall have the right to exercise tag-along rights with respect to Viant Interests held by the Plan as a result of the Plan’s receipt of a Tag-Along Notice pursuant to the tag-along provisions of the Viant Operating Agreement (a copy of the current tag-along provision of the Viant Operating Agreement is set forth on Schedule A attached hereto (Schedule A will be updated from time-to-time to reflect any amendments to the tag-along provision of the Viant Operating Agreement)), (ii) (A) either Tim Vanderhook or Chris Vanderhook is employed by Holding or any of its Affiliates, and (B) Tim Vanderhook and Chris Vanderhook collectively own six percent (6%) or more of the outstanding Viant Common Units on a fully-diluted basis assuming the conversion of all Viant Preferred Units into Viant Common Units (the “VH Control Conditions”), and (iii) if Tim Vanderhook and Chris Vanderhook elect to exercise the tag-along rights set forth in the Viant Operating Agreement, then the Members shall be required to exercise such tag-along rights in the same proportion and on the same terms as Tim Vanderhook and Chris Vanderhook exercised their tag-along rights with respect to the Viant Common Units owned by each of them. Each Member hereby directs the Board of Managers to Transfer such Member’s pro rata portion of Vested Units (or, if less, all Vested Units then held by such Member) and a corresponding number of Viant Interests at the price and upon the same terms and conditions specified in the Tag-Along Notice. The Plan shall cancel one Unit for each Viant Interest Transferred in connection with the Tag-Along Notice and distribute to the Member in connection therewith the proceeds (net of expenses) received in connection with such Transfer; provided that the proceeds shall be subject to any Participation Threshold to which the Vested Units are subject. If the proposed buyer (as set forth in the Tag-Along Notice) is unable or unwilling to acquire all Units proposed to be included in the tag-along sale, then the maximum number of Viant Interests Transferred in connection with the Tag-Along Notice will be allocated among the Members in proportion to their Vested Percentage Interest.

(b)     Optional Tag-Along Rights. If the Plan shall have the right to exercise tag-along rights with respect to Viant Interests held by the Plan as a result of the Plan’s receipt of a Tag-Along Notice pursuant to the tag-along provisions of the Viant Operating Agreement as described in subsection (a) above, and if the VH Control Conditions are not satisfied, then the Board of Managers shall notify in writing the Members of the opportunity for the Members to exercise such tag-along rights, and each Member shall have the right to exercise such tag-along rights by directing the Board of Managers to Transfer such Member’s pro rata portion of Vested Units (or, if less, all Vested Units then held by such Member) and a corresponding number of Viant Interests at the price and upon the same terms and conditions specified in the Tag-Along Notice. Each Member must submit to the Board of Managers a written notice stating the number of Vested Units then held by the Member that the Member would like to cancel in exchange for the sale proceeds received on the transfer of one Viant Interest (up to the maximum number permitted by the Tag-Along Notice). The Plan shall cancel one Unit for each Viant Interest Transferred and distribute to the Member in connection therewith the proceeds (net of expenses) received in connection with such Transfer; provided that the proceeds shall be subject to any Participation Threshold to which the Vested Units are subject. If the proposed buyer (as set forth in the Tag-Along Notice) is unable or unwilling to acquire all Units proposed to be included in the sale, then the maximum number of Viant Interests Transferred in connection with the Tag-Along Notice will be allocated among the offering Members in proportion to their Vested Percentage Interest.

9.10     Drag-Along Sale. The Plan, as a holder of Viant Interests and a party to the Viant Operating Agreement, is subject to the requirement under Section 11.1 of the Viant Operating Agreement to sell all or a portion of the Plan’s Viant Interests pursuant to the drag-along provisions of the Viant Operating Agreement (a copy of the current drag-along provision of the Viant Operating Agreement is set forth in Schedule A attached hereto (Schedule A will be updated from time-to-time to reflect any amendments to the drag-along provision of the Viant Operating Agreement)). If the Board of Managers receives a notice from Viant requiring the Plan to sell all or a portion of the Plan’s Viant Interests (each, a “Drag-Along Notice”), the Board of Managers will promptly provide a copy of such Drag-Along Notice to each Member. Each Member hereby acknowledges that the Board of Managers is solely responsible for effecting the sale of the Viant Interests on behalf of the Plan and hereby agrees to use his or her reasonable efforts to effect the required sale of the Plan’s Viant Interests as expeditiously as practicable, including by (i) delivering all documents necessary or reasonably requested by Viant or the Board of Managers in connection with the sale; (ii) subject to this Section 9.10 below, entering into any contract, instrument, undertaking or obligation necessary or reasonably requested by Viant or the Board of Managers in connection with such sale in order to Transfer all right, title and interest in and to the Viant Interests required to be sold to the purchasers thereof, and (iii) refraining from exercising (and hereby waiving) any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such sale (if any). Subject to the terms and conditions of this Section 9.8 and without limiting the generality of the foregoing, the Members will take or cause to be taken, all action, and do, or cause to be done, on behalf and in respect of the Plan any and all actions that may be reasonably requested consistent with this Section 9.10 in connection with such sale. Notwithstanding anything to the contrary herein, however, the Plan and the Members will not be required to provide any indemnification other than (i) joining on a pro rata basis, based on the respective amounts of consideration received, severally and not jointly, in indemnification obligations that are specified in such Drag-Along Sale Notice (which indemnification obligations specified in such Drag-Along Sale Notice shall not be greater than the indemnification obligations set forth in the definitive agreements for the sale of Viant) plus (ii) individually agreeing to indemnification obligations which relate specifically and particularly to the Member with respect to representations and warranties regarding the Member’s title to and ownership of the Units, authority to execute documents and consummate the sale, enforceability and no conflicts or required consents; provided that no Member will be obligated in connection with such sale to agree to indemnify or hold harmless any Person with respect to an amount in excess of the net proceeds credited to the Capital Account of the Member in respect of the Viant Interests held in the Member’s Capital Account and sold in such sale.

9.11     Co-Sale in Public Offering.

(a)     In the event the Plan is permitted to sell any equity interests in the Company or its successor in a Public Offering (as defined in the Viant Operating Agreement), the Plan shall provide to the Members written notice of the number of Units (and corresponding Viant Interests) or other securities such Member is eligible to sell in the Public Offering, and all conditions and requirements of the Company and its underwriters for inclusion of the Plan’s securities in the Public Offering, at least forty-five (45) days prior to the proposed closing of such Public Offering.

(b)     At any time within ten (10) days after the date of receipt by the Members of the notice in Section 9.11(a), each Member may elect to include his or her Units (and corresponding Viant Interests) or other securities such Member is eligible to sell in the Public Offering on the same terms and conditions as set forth in notice provided pursuant to Section 9.11(a) (including, without limitation, all conditions and requirements of the Company and its underwriters which apply to the Plan). Each selling Member shall, as a condition of such inclusion, be required to promptly provide appropriate information for inclusion in the registration statement and prospectus; customary representations, warranties and indemnification; market stand-off agreements; and such other matters, agreements and information as reasonably required by the Company’s underwriters (including, without limitation, underwriter cut-backs and market stand-off agreements); provided all selling Members shall have to comply, and no selling Member will be treated differently than other selling Members.

ARTICLE X

DISSOLUTION AND WINDING UP

10.1     Dissolution.

(a)     No Dissolution. The Plan shall not be dissolved by the admission of Additional Members or Substitute Members or the withdrawal of any Member in accordance with the Regulations and the provisions of this Agreement, unless as a result of such resignation or withdrawal, the Plan shall have no Members.

(b)     Dissolution Process. The Plan shall dissolve and shall commence winding up and liquidating following the occurrence of a Dissolution Event and distribution of the proceeds thereof. A reasonable time shall be allowed for the orderly liquidation of the assets of the Plan and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendance upon liquidation. Pending the final liquidation of the Plan, Members shall continue to share Profits, Losses, gain, loss and other items of Plan income, gain, loss, or deduction in the manner provided in Articles V and VI.

10.2     Winding Up. In connection with the winding up of the Plan, Profits and Losses and distributions shall be allocated and distributed in accordance with the provisions of Section 6.2. If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Plan with respect to such deficit, and such deficit shall not be considered a debt owed to the Plan or to any other Person for any purpose whatsoever. All payments made in liquidation of the interest of a Member in the Plan shall be made in exchange for the interest of such Member in Property pursuant to Code Section 736(b)(1), including the interest of such Member in Plan goodwill.

10.3     Notice of Dissolution. Upon the dissolution and completion of the winding up and liquidation of the Plan in accordance with Article X, the Board of Managers shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Managers deems such filing necessary or advisable.

10.4     Rights of Members. The Members and former Members shall look solely to the Property of the Plan for the return of its Capital Contribution and have no right or power to demand or receive Property other than cash from the Plan. If the assets of the Plan remaining after payment or discharge of the debts or liabilities of the Plan are insufficient to return such Capital Contribution, the Members shall have no recourse against the Plan or any other Member or Manager.

10.5     Termination. The Plan shall terminate when all of the assets of the Plan, after payment of or due provision for all debts, liabilities and obligations of the Plan, shall have been distributed to the Members in the manner provided for in Section 10.2 and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE XI

POWER OF ATTORNEY

11.1     Managers As Attorneys-In-Fact. Each Member hereby makes, constitutes, and appoints each Manager, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Board of Managers may deem necessary to be filed by the Plan under the laws of the State of Delaware or any other jurisdiction in which the Plan is doing or intends to do business, (ii) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Board of Managers may deem necessary to effect a change or modification of the Plan in accordance with the terms of this Agreement, including, without limitation, amendments, restatements, or changes to reflect (A) any amendments adopted by the Members in accordance with the terms of this Agreement, (B) the admission of any Substitute Member, and (C) the disposition by any Member of its interest in the Plan, (iii) all certificates of cancellation and other instruments that the Board of Managers deems necessary or appropriate to effect the dissolution and termination of the Plan pursuant to the terms of this Agreement, and (iv) any other instrument that is now or may hereafter be required by law to be filed on behalf of the Plan or is deemed necessary by the Board of Managers to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action that such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

11.2     Nature of Special Power. The power of attorney granted to each Manager pursuant to this Article XI (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) may be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and (iii) shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of his or her Plan Interest (except that where the assignment is of such Member’s entire Plan Interest in the Plan and the assignee is admitted as a Substitute Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member’s or assignee’s successors and assigns.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

12.1     Exculpation. To the fullest extent permitted by applicable law, none of the Members, Managers, Viant or its Affiliates, or any officer, director, shareholder, partner,

member or employee of Viant or any of its Affiliates (each an “Indemnified Party”) shall be liable to the Plan or any other Person who has an interest in the Plan for any loss, damages or claims (including any amounts paid in settlement of any such claims) (an “Indemnifiable Liability”) (or any expenses or costs associated therewith (“Costs”)) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Plan and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such Indemnifiable Liability and Costs incurred by reason of such Indemnified Party’s fraud, gross negligence, willful misconduct or intentional material breach of this Agreement. An Indemnified Party shall be fully protected in relying in good faith upon the records of the Plan and up such information, opinions, reports or statements presented to the Indemnified Person selected by the Indemnified Person or the Plan to provide such information etc. and reasonably believed by the Indemnified Person to have the capability to provide such information etc. with professional or expert competence.

12.2     Indemnification. To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Plan for any Indemnifiable Liabilities for Costs from which the Indemnified Party is exculpated under Section 12.1.

12.3     Notice and Defense. Promptly after receipt by an Indemnified Party from any third party of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement ) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in an Indemnifiable Liability, the Indemnified Person shall give notice thereof (the “Claims Notice”) to the Plan; provided, however, that a failure to give such notice shall not prejudice the Indemnified Person’s right to indemnification hereunder except to the extent that the Plan is actually prejudiced thereby. The Claims Notice shall described the Asserted Liability in such reasonable detail as is practicable under the circumstances, indicate the amount (estimated, if necessary) of the loss or damage that has been or may be suffered by the Indemnified Person. The Plan may elect to compromise or defend, at its own expense by its own counsel, any Asserted Liability.

12.4     Other Indemnification Rights. The indemnification rights provided for in this Article XII are not intended to be exclusive right to indemnification and shall not affect any other rights to which an Indemnified Person may be entitled or to limit any lawful rights to indemnification existing independently of this Article XII.

12.5     Third Party Rights. The obligations of the Plan set forth in this Article XII are expressly intended to create third-party beneficiary rights of each Indemnified Party.

ARTICLE XIII

MISCELLANEOUS

13.1     Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed or (b) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by email, if such email is followed by a hard copy of the email communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

(a)     If to the Plan or the Board of Managers, to 4 Park Plaza, Suite 1500, Irvine, California 92614, with a copy (which shall not constitute notice) to Time Inc., 225 Liberty Street, New York, New York 10281, Attention: General Counsel;

(b)     If to any individual Manager, to the address of each Manager on the books and records of Viant; and

(c)     If to a Member, to the address on the books and records of Viant.

13.2     Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

13.3     Amendments.

(a)     General Right to Amend. This Agreement may be amended from time to time by the Board of Managers without the consent of any of the Members in order to (i) surrender any right or power granted to the Board of Managers herein; (ii) cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions; (iii) effect any amendment, modification, or change that is not adverse to the Members or holders of any class of Units (as reasonably determined by the Board of Managers in its good faith discretion) except that any section of this Agreement may be amended at any time by the Board of Managers in its reasonable good faith discretion without the consent of the Members to give effect to any amendment of the Viant Operating Agreement, or (iv) to admit one or more Additional Members or Substitute Members, reflect the withdrawal of one or more Members, or to reflect an increase or decrease in the Capital Account of a Member.

(b)     Limitation on Right to Amend. Notwithstanding Section 13.3(a), this Agreement shall not be amended with respect to any Member without the written consent of such Member if such amendment would: (i) modify the limited liability of such Member; (ii) alter the interest of such Member in Profits, Losses, other items, or any Plan distributions provided for in this Agreement; (iii) modify this Section 13.3, (iv) authorize or issue any class of Units other than the Units authorized by this Agreement, or authorize or issue any additional Units other than the Units authorized for issuance pursuant to Section 2.1; provided nothing in this subsection (iv) shall prohibit the Plan from reallocating previously authorized Units that fail to vest or are forfeited in accordance with the terms of any Grant Agreement; (v) permit or require any Member to make Additional Capital Contributions; (vi) enter into a line of business other than the Business; or (vii) otherwise materially and adversely affect the rights or obligations of such Member.

13.4     Headings. Section names and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.5     Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 13.5 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

13.6     Governing Law; Submission to Jurisdiction. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

13.7     Dispute Resolution.

(a)     All disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by mutual agreement shall resolved solely by binding arbitration to be conducted before JAMS, Inc. before a single arbitrator in New York, New York (the “Arbitrator”) pursuant to the JAM’s rules for the resolution of commercial disputes. The Members covenant and agree that they will participate in the arbitration in good faith and that they will bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The Plan shall pay the fees and expenses charged by the Arbitrator. Any Member refusing to comply with a final nonappealable order of the Arbitrator shall be liable for the costs and expenses, including reasonable attorney’s fees, incurred by the other Person in enforcing the award. This Section 13.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under the covenants set forth in Article VII, including the Member covenants in Section 7.2.

(b)     There will be no right or authority for any dispute or claim to be brought, heard or arbitrated as a class or collective action (“Class Action Waiver”), or in a representative or private attorney general capacity on behalf of a class of persons or the general public. Notwithstanding any other clause contained in this Agreement, the preceding sentence will not be severable from this Section in any case in which the dispute or claim to be arbitrated is brought as a class or collective action, or in a representative or private attorney general capacity on behalf of a class of persons or the general public. The Plan may lawfully seek enforcement of this arbitration provision and the Class Action Waiver under the United States Federal Arbitration Act, or other applicable law, and seek dismissal of the class or collective actions or claims. Any claim that all or part of the Class Action Waiver is unenforceable, void, revocable, or invalid may be determined only by a court of competent jurisdiction and not by an arbitrator.

(c)     Any action to enforce an arbitration Award may be instituted in the federal courts of the United States of America in the United States District Court for the Southern District of New York, or the Supreme Court of the State of New York, New York County. Each Member irrevocably submits to the exclusive jurisdiction of such courts in any such enforcement action. Service of process, summons, notice or other document by mail to such Member’s address for Notice described in Section 13.1 shall be effective service of process for any suit, action or other proceeding brought in any such court. Each of the Members irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.8     Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

13.9     Specific Performance. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties, representing Members owning the requisite number of Units to effectuate a consent of the Members, have executed this Agreement under seal by their authorized representatives as of the day and year first above written.

VIANT TECHNOLOGY EQUITY PLAN, LLC

By:	/s/ Susana D’Emic
Name: Susana D’Emic
Title: Vice President

SCHEDULE A

CERTAIN DEFINITIONS AND PROVISIONS

Current Viant Operating Agreement Tag-Along Provision:

“10.4 Tag-Along Right.

(a)    If at any time prior to the consummation of a Qualified Public Offering a Preferred Member (the “Transferring Holder”) desires to Transfer its Units for value to a third party (other than Transfers pursuant to Section 10.2(a) through (d)) (the “Tag-Along Transferee”) in either of the following transactions: (i) a transaction, immediately following which the Transferring Holder holds less than 50% of the outstanding Common Units on an as converted basis (or less than 50% of the voting power of the outstanding equity securities of Viant on an as converted basis, as the case may be), or (ii) any transaction occurring after the transaction described in Section 10.4(a)(i), then, in each case, the Transferring Holder shall, promptly notify the other Members in writing (a “Tag-Along Notice”) specifying in such notice the identity of the proposed Tag-Along Transferee, the price and other terms of such proposed sale, and shall make effective arrangements (which shall be a condition to any sale by such Transferring Holder) so that the other Members shall have the right to sell to the Tag-Along Transferee (including, without limitation, only for purposes of the calculations set forth in this Section 10.4(a) and without requiring any such actual conversion, assuming the conversion of all Preferred Units to be sold into Common Units so that the sale will be on an as-converted basis) at the same price per Common Unit and other terms and conditions as involved in such sale by the Transferring Holder, that number of Common Units that is equal to the product of (i) the total number of Common Units (assuming the conversion of all Preferred Units to be sold into Common Units) to be purchased by the Tag-Along Transferee and (ii) a fraction, the numerator which is (a) the total number of Common Units owned by the Members who elect to sell to such Tag-Along Transferee and the denominator of which is (b) the sum of (x) the number of Common Units owned by the Members who elect to sell to such Tag-Along Transferee and (y) the number of Common Units (assuming the conversion of all Preferred Units to be sold into Common Units) owned by the Transferring Holder immediately before the transaction. Each individual Member shall have the right to sell its pro rata portion of the Common Units collectively eligible to be sold by the other Members (other than the Transferring Holder) pursuant to the calculation set forth in the preceding sentence.

(b)    If the Members desire to so participate in any sale under this Section 10.4 (a “Tag-Along Sale”), such Members shall notify the Transferring Holder in writing of such intention within ten (10) Business Days after such Member’s receipt of the Tag-Along Notice of the Transferring Holder’s proposed sale of their Units and shall specify the amount of their Units to be sold to the Tag-Along Transferee.

(c)    If the Members so elect to participate in any Tag-Along Sale, such Members (each, a “Tag-Along Seller”) and the Transferring Holder shall sell to the Tag- Along Transferee all of the Units to be sold by them in accordance with this Section 10.4 at the price and upon the same terms and conditions specified in the Tag-Along Notice described in this Section 10.4 at the closing with the Tag-Along Transferee and the Transferring Holder shall correspondingly reduce the number of its Units to be sold by the amount of Units collectively to be sold by the Tag-Along Sellers. In addition, no Tag- Along Seller shall be required to provide any indemnification other than (i) joining on a pro rata basis, based on respective Percentage Interests, severally and not jointly, in indemnification obligations that are specified in the Tag-Along Notice, plus (ii) individually agreeing to indemnification obligations which relate specifically and particularly to such Tag-Along Seller with respect to representations and warranties regarding such Tag-Along Seller’s title to and ownership of Units, authority to execute documents and consummate the sale, enforceability and no conflicts or required consents; provided that no Tag-Along Seller shall be obligated in connection with such sale to agree to indemnify or hold harmless any Person with respect to an amount in excess of the net proceeds received by such Tag-Along Seller in respect of such Tag-Along Seller’s Units sold in such sale.

Current Viant Operating Agreement Drag-Along Provision:

“11.1 Drag-Along Rights.

(a)    Until such time, if ever, as Viant consummates a Qualified Public Offering, if Members representing more than 50% of the outstanding Common Units on an as converted basis (the “Drag-Along Sellers”) desire to effect a Sale of Viant to a Person other than Time Inc.’s Affiliates (a “Drag-Along Transferee”) in a bona fide transaction for cash and/or equity of a class of securities which is then listed or quoted on the New York Stock Exchange or quoted on the NASDAQ Stock Market System (including cash and/or equity securities, the receipt of which may be deferred pursuant to an escrow, earnout, milestone payment, note or other mechanism pursuant to which a portion of the sale proceeds are deferred beyond the Initial Closing (as defined below) (collectively, “Contingent Consideration”)) (a “Drag-Along Sale”), the Drag-Along Sellers may require all Members to sell the same pro rata portion of their respective Units (including, without limitation, only for purposes of the calculations set forth in this Section 11.1 and without requiring any such actual conversion, assuming the conversion of all Preferred Units to be sold into Common Units so that the sale will be on an as-converted basis) as the proportion of Units (including, without limitation, only for purposes of the calculations set forth in this Section 11.1 and without requiring any such actual conversion, assuming the conversion of all Preferred Units to be sold into Common Units so that the sale will be on an as-converted basis) the Drag-Along Sellers propose to sell to any Drag-Along Transferee in such Drag-Along Sale on the same terms and conditions as apply to those Units sold by the Drag-Along Sellers (except as set forth below). Such Members other than the Drag-Along Sellers are referred to herein as the

“Compelled Sellers”. Any consideration received at (or within three (3) days of) the initial closing of such Drag-Along Sale (the “Initial Closing”) is referred to herein as the “Initial Closing Consideration.” Notwithstanding anything to the contrary herein but subject to the proviso set forth in this sentence, the Executives and Plan LLC shall not be required to sell their Units (the “Compelled Units”) in a Drag-Along Sale if the portion of the purchase price to be received by the Compelled Sellers at the Initial Closing for the Compelled Units is not (x) all cash, and (y) in the aggregate, at least equal to or greater than the Adjusted OIBDA Multiple Value (as defined in the Put/Call Agreement, but assuming for purposes of this calculation that (i) the determination date is the proposed closing date of the Drag-Along Sale and the calculation will be made for the twelve (12) months ending on the last day of the most recently completed fiscal quarter prior to such Initial Closing, (ii) the “Employee Interests” as used in the definition of “Adjusted OIBDA Multiple Value” in the Put/Call Agreement shall be the Compelled Units, and (iii) such calculation shall not be subject to the Time Liquidation Preference Election (as defined in the Put/Call Agreement) (the “Minimum Drag-Along Consideration”); provided, however, that the Compelled Sellers shall be required to sell the Compelled Units in a Drag-Along Sale pursuant to this Section 11.1 if the Compelled Sellers receive an amount equal to or greater than the Minimum Drag-Along Consideration at (or within three (3) days of) the Initial Closing, and such amount is paid in all cash. The difference between the Minimum Drag-Along Consideration and the amount the Compelled Sellers would have received pursuant to Section 13.2 is referred to herein as the “Catch-Up Amount”. In addition, notwithstanding anything to the contrary herein, the Compelled Sellers shall only be required to accept consideration in the form of Contingent Consideration if the Compelled Sellers shall have received Initial Closing Consideration at least equal to the Minimum Drag-Along Consideration, and such amount is paid in all cash. For purposes of this Section 11.1, it is understood and agreed that, in the event the Initial Closing Consideration to be paid by a Drag-Along Transferee does not include sufficient cash to pay the Drag-Along Sellers the Minimum Drag-Along Consideration in all cash, then Holding or its Affiliates may pay the Compelled Sellers an amount in cash at (or within three (3) days of) the Initial Closing to make up the difference. In the event Holding or its Affiliate pays such amount in cash, the amounts of consideration to be paid to the Drag-Along Sellers and the Compelled Sellers shall be adjusted accordingly. For example, if the consideration to be received in a Drag-Along Sale is all equity securities and the Compelled Sellers are entitled to a Minimum Drag-Along Consideration of $40 million, Holding or its Affiliate may pay the Compelled Sellers $40 million in cash and the consideration to be received in the Drag-Along Sale would be adjusted such that Holding would receive the $40 million of equity securities that the Compelled Sellers would have otherwise received; provided that if Holding or its Affiliate elect not to pay the Compelled Sellers $40 million in cash on (or within three (3) days of) the Initial Closing, the Compelled Sellers shall not be required to sell the Compelled Units in a Drag-Along Sale pursuant to this Section 11.1.

(b)    If a Drag-Along Sale results in the payment of a Catch-Up Amount, then one hundred percent (100%) of any Contingent Consideration paid with respect to such Drag-Along Sale shall be paid to the Drag-Along Sellers (on an as converted basis, except with respect to the proviso in this sentence) until such time, if any, as the Drag-Along Sellers have received their Percentage Interest of the consideration paid (such amount equal to the Initial Closing Consideration plus the Contingent Consideration paid prior to the calculation), and, thereafter, the Members shall share pro rata in accordance with each Member’s Percentage Interest (on an as converted basis) in the payment of any additional Contingent Consideration; provided, however, if the Drag-Along Sellers elect not to convert their Preferred Units into Common Units, the Drag-Along Sellers shall be entitled to all remaining payments of the Initial Closing Consideration in excess of the Minimum Drag-Along Consideration and all payments of Contingent Consideration until such time, if any, as the Drag-Along Sellers have received their Liquidation Preference, and, thereafter, the Compelled Sellers shall share pro rata in accordance with each Compelled Seller’s Percentage Interest (subtracting for this purpose the Units held by the Drag-Along Sellers) in the payment of any additional Initial Closing Consideration and/or Contingent Consideration.

For example, if (a) the aggregate price to be paid as consideration for a Sale of Viant pursuant to this Section 11.1 is equal to $1.0 billion ($800 million of which is to be paid at an Initial Closing and $200 million of which constitutes Contingent Consideration), (b) the Drag-Along Sellers represent a 60% Percentage Interest, (c) the Compelled Sellers represent a 40% Percentage Interest, (d) the Minimum Drag-Along Consideration is equal to $300 million and (e) the Drag-Along Sellers elect to convert their Preferred Units into Common Units, the calculation of payments would be as follows:

•

At (or within three (3) days of) the Initial Closing, the Drag-Along Sellers would receive $480 million (60% of $800 million), and the Compelled Sellers would receive $320 million (40% of $800 million). Since the Compelled Sellers would receive an amount in cash in excess of the Minimum Drag-Along Consideration at the Initial Closing ($300 million), the Drag-Along Sellers would be permitted to compel the Compelled Sellers to sell their Units in the Drag-Along Sale.

•

In addition, the Drag-Along Sellers and the Compelled Sellers would share pro rata in accordance with each Member’s Percentage Interest in the payment of the remaining $200 million in Contingent Consideration.

By way of additional example, if (a) the aggregate price to be paid as consideration for a Sale of Viant pursuant to this Section 11.1 is equal to $800 million ($600 million of which is to be paid at an Initial Closing and $200 million of which constitutes Contingent Consideration), (b) the Drag-Along Sellers represent a 60% Percentage Interest, (c) the Compelled Sellers represent a 40% Percentage Interest, (d) the Minimum Drag-Along Consideration is equal to $300 million and (e) the Drag-Along Sellers elect to convert their Preferred Units into Common Units, the calculation of payments would be as follows:

•

At (or within three (3) days of) the Initial Closing, the Drag-Along Sellers would receive $300 million (in contrast, if the distribution of sale proceeds was to be calculated pursuant to the waterfall set forth in Section 13.2, the Drag-Along Sellers would have received $360 million (60% of $600 million) at the Initial Closing), and the Compelled Sellers would receive $300 million (in contrast, if the distribution of sale proceeds was to be calculated pursuant to the waterfall set forth in Section 13.2, the Compelled Sellers would have received $240 million (40% of $600 million) at the Initial Closing).

•	In addition, the Drag-Along Sellers would be entitled to receive the following payments prior to receipt of any Contingent Consideration by the Compelled Sellers:

•

Pursuant to clause (b) above, payments of any Contingent Consideration are to be made to the Drag-Along Sellers until the Drag-Along Sellers receive consideration equal to their Percentage Interest of the consideration paid (such amount equal to the Initial Closing Consideration plus the Contingent Consideration paid prior to the calculation). In this example, the calculation of the additional consideration the Drag-Along Sellers would be entitled to receive before payments were paid in accordance with each Member’s Percentage Interest (i.e., 60%/40%) is calculated by determining the value of x in an equation where 0.60 is equal to a fraction (A) the numerator of which equals the amount paid to the Drag-Along Sellers prior to the calculation ($300 million in this example) plus x and (B) the denominator of which equals the amount of all consideration paid prior to the calculation ($600 million in this example) plus x. In this example, x is equal to $150 million. Accordingly, the Drag-Along Sellers would receive the next $150 million of consideration before any Contingent Consideration was paid to the Compelled Sellers and, thereafter, any consideration would be paid in accordance with each Member’s Percentage Interest (i.e., 60%/40%).

By way of further additional example, if (a) the aggregate price to be paid as consideration for a Sale of Viant pursuant to this Section 11.1 is equal to $140 million ($120 million of which is to be paid at an Initial Closing and $20 million of which constitutes Contingent Consideration), (b) the Drag-Along Sellers represent a 60% Percentage Interest, (c) the Compelled Sellers represent a 40% Percentage Interest, (d) the Minimum Drag-Along Consideration is equal to $48 million and (e) the Drag-Along Sellers elect not to convert their Preferred Units into Common Units, the calculation of payments would be as follows:

•	At (or within three (3) days of) the Initial Closing, the Drag-Along Sellers would receive $72 million, and the Compelled Sellers would receive $48 million.

•

The Drag-Along Sellers would be entitled to payment of the balance of their Liquidation Preference prior to the payment of any Contingent Consideration to the Compelled Sellers. Accordingly, the Drag-Along Sellers would receive the first $18 million of payments of Contingent Consideration and the remaining $2 million of payments of Contingent Consideration would be paid to the Compelled Sellers.

(c)    Written notice of the Drag-Along Sale (the “Drag-Along Sale Notice”) shall be provided by Viant to all holders of Units. Such Drag-Along Sale Notice shall disclose in reasonable detail the number and class of Units to be subject to the Drag-Along Sale (the “Drag-Along Securities”), an estimate of the proposed price (including, without limitation, only for purposes of the calculations set forth in this Section 11.1 and without requiring any such actual conversion, assuming the conversion of all Preferred Units to be sold into Common Units so that the sale will be on an as-converted basis), and the identity of the prospective purchaser. Viant shall pay for one counsel reasonably acceptable to the Compelled Sellers to represent the Compelled Sellers in the Drag-Along Sale; provided, however, that Viant shall not be required to pay the fees of such counsel in excess of $50,000.

(d)    With respect to any Drag-Along Sale, each Member agrees that it shall use its reasonable efforts to effect the Drag-Along Sale as expeditiously as practicable, and hereby agrees to: (i) deliver all documents necessary or reasonably requested in connection with such Drag-Along Sale, (ii) vote in support of such transaction, (iii) vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of Viant to consummate such Drag-Along Sale, (iv) subject to this subsection (c) below, enter into any contract, instrument, undertaking or obligation necessary or reasonably requested in connection with such Drag-Along Sale in order to Transfer all right, title and interest in and to the Drag-Along Securities to the purchasers thereof, and (v) refrain from exercising (and hereby waives) any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Sale. Subject to the terms and conditions in this Section 11.1 and without limiting the generality of the foregoing, Viant and each Member shall take or cause to be taken, all action, and do, or cause to be done, on behalf and in respect of Viant and all actions that may be reasonable requested consistent with this Section 11.1 in connection with any Drag-Along Sale. Notwithstanding anything to the contrary herein, however, no Compelled Seller shall be required to provide any indemnification other than (i) joining on a pro rata basis, based on respective amounts of consideration received, severally and not jointly, in indemnification obligations that are specified in the Drag-Along Sale Notice (which indemnification obligations specified in such Drag-Along Sale Notice shall not be greater than the indemnification obligations set forth in the definitive agreements for the Sale of Viant) plus (ii) individually agreeing to indemnification obligations which relate specifically and particularly to such Compelled Seller with respect to representations and warranties regarding such Compelled Seller’s title to and ownership of the Drag-Along Securities, authority to execute documents and consummate the Drag-Along Sale, enforceability and no conflicts or required consents; provided that no Compelled Seller shall be obligated in connection with such Drag-Along Sale to agree to indemnify or hold harmless any Person with respect to an amount in excess of the net proceeds received by such Compelled Seller in respect of such Compelled Seller’s Units sold in such Drag-Along Sale.

In the event of a Drag-Along Sale, each Member shall be required to transfer such Units held by such holder as provided in the Drag-Along Sale Notice to the extent such transfer is required under Section 11.1 hereof. In the event of a Drag-Along Sale, the amount each Member will be entitled to receive in respect of any Units sold in such Drag-Along Sale will be the amount of that would have been distributable pursuant to Section 4 assuming all proceeds of such Drag-Along Sale were received by Viant and distributed to the Members.”

Certain definitions from the Viant Operating Agreement used in the above:

“Qualified Public Offering” means a sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration under the Securities Act of common equity of Viant resulting in gross proceeds to Viant of at least $75,000,000, and pursuant to which the Viant’s securities are listed or quoted on the New York Stock Exchange or quoted on the NASDAQ Stock Market System; provided, however, that a public offering of securities achieved through a spin-out, sale or similar transaction to stockholders of Time Inc. or its Affiliates, or through the reverse merger of Viant into a publicly traded company shall not constitute a “Qualified Public Offering”.

“Sale of Viant” shall mean (a) the Transfer of all or substantially all of Viant assets, (b) the Transfer of the outstanding equity securities of Viant or (c) the merger or consolidation of Viant with another Person, in each case in clauses (b) and (c) above under circumstances in which the holders of a majority of the issued and outstanding Units on an as converted basis immediately prior to such transaction hold less than 50% of the outstanding Units on an as converted basis (or less than 50% of the voting power of the outstanding equity securities of the surviving or resulting Person, as the case may be) immediately following such transaction.

Exhibit 1

JOINDER TO

VIANT TECHNOLOGY EQUITY PLAN LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER (this “Joinder”) to the Limited Liability Company Agreement of Viant Technology Equity Plan LLC, a Delaware limited liability company, (the “Plan”), dated as of March 14, 2017 (the “Agreement”), is made and entered as of [●] (the “Effective Date”) by and between the Plan and [●] (“Unitholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Unitholder has acquired [●] ([●]) Unvested Units (the “Units”) from the Plan, and the Agreement and the Plan require Unitholder, as a holder of the Units, to become a party to the Agreement, and Unitholder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.    Agreement to be Bound. Unitholder hereby (i) acknowledges that he/she has received and reviewed a complete copy of the Plan and (ii) agrees that upon execution of this Joinder, Unitholder shall become a party to the Plan and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Plan as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

2.    Securities Law Representations. Unitholder acknowledges that the Units are not being registered in accordance with any applicable securities laws. Unitholder, by executing this Agreement, hereby makes the following representations to Plan and the Plan’s Board of Managers and acknowledges that the Board of Managers and the Plan each has relied, in substantial part, upon the accuracy of these representations:

•

Unitholder is a sophisticated investor, has reviewed the acquisition of the Units independently or with the assistance of independent, professional financial advice as Unitholder deemed appropriate and, either independently or with the benefit of such independent, professional financial advice, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of accepting and holding the Units as an investment.

•	Unitholder is acquiring the Units solely for Unitholder’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the membership units within the meaning of any applicable law.

•

Unitholder has had an opportunity to ask questions and receive answers from the Board of Managers and the Plan regarding the terms and conditions of the Plan, the Grant Agreement and the restrictions imposed on the Units. Unitholder has access to such information as Unitholder considers necessary or appropriate for deciding whether to accept the Units. However, in evaluating the merits and risks of accepting the Units, Unitholder has and will rely only upon the advice of Unitholder’s own legal counsel, tax advisors, and/or investment advisors.

•

Unitholder is aware that the Units have no current value, may in the future be of no practical value, and that any value it may have depends on (i) their vesting, (ii) Unitholder’s continued service to Viant and its Affiliates, and (iii) that any investment in membership units of a limited liability company like the Plan is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	Unitholder has read and understands the restrictions and limitations set forth in the Plan and Unitholder’s Grant Agreement.

•

Unitholder has not relied upon any oral representation made to Unitholder relating to the Grant Agreement or the receipt of the Units under the Plan or Unitholder’s Grant Agreement in any promotional meeting or material relating to the issuance of the Units to Unitholder.

•	Unitholder understands and acknowledges that the Plan does not have any obligation to register the Units or to file any registration statement in respect of the Units.

3.    Notice. For purposes of providing notice pursuant to the Plan, the address on the records with Viant Technology LLC is the address to be used for notice purposes under the Agreement.

4.    Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

5.    Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

6.    Counterparts. This Joinder may be executed in one or more counterparts, and may be delivered by means of electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder effective as of the Effective Date.

UNITHOLDER

[●]

VIANT TECHNOLOGY EQUITY PLAN LLC

By:

Name:
Title: